As filed with the U.S. Securities and Exchange Commission on February 5, 2010

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAGNUM D’OR RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	2821	80-0137402
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code	(I.R.S. Employer Identification No.)

1326 S.E. 17th Street, #513
Ft. Lauderdale, Florida 33316
(305) 420-6563
 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph J. Glusic
President and Chief Executive Officer
Magnum d’Or Resources, Inc.

1326 S.E. 17th Street, #513
Ft. Lauderdale, Florida 33316
(305) 420-6563

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
James Muchmore
Patton Boggs LLP
1801 California Street, Suite 4900
Denver, CO 80202
(303) 830-1776

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock (1)	13,464,882	(1)	$0.71	(2)	$9,560,066	(2)	$682

(1)
Includes 2,892,562 shares of Common Stock issuable upon the conversion of senior secured promissory notes previously issued by the Company, 7,231,410 shares of Common Stock issuable pursuant to the exercise of warrants, and additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in each note and each warrant, which shares of Common Stock are registered hereunder pursuant to Rule 416.

(2)	Calculated in accordance with Rule 457(c) of the Securities Act, based on the average high and low prices reported on the OTCBB on February 3, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The Selling Stockholders may not sell any of these securities or accept an offer to buy any of them until the registration statement filed with the Securities and Exchange Commission relating to these securities has been declared “effective” by the Securities and Exchange Commission.  This prospectus is not an offer to sell these securities and the Selling Stockholders are not soliciting an offer to buy these securities in any state or other jurisdiction where that would not be permitted or legal.

SUBJECT TO COMPLETION, DATED FEBRUARY ___, 2010

PROSPECTUS

MAGNUM D’OR RESOURCES, INC.

13,464,882 SHARES OF COMMON STOCK

This prospectus relates to the disposition of up to 13,464,882 shares of Magnum d’Or Resources, Inc., or Magnum, Common Stock, par value $0.001 per share (the “Common Stock”), by the Selling Stockholders listed in this prospectus or their permitted transferees.  All of the shares offered hereby are being sold by the Selling Stockholders named in this prospectus, and the Company will not receive any proceeds from sale of the securities included in this prospectus.

The prices at which the Selling Stockholders or their permitted transferees may dispose of their Magnum shares or interests therein will be determined by the Selling Stockholders at the time of sale and may be at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices determined at the time of sale, or at negotiated prices. Information regarding the Selling Stockholders and the times and manner in which they may offer and sell the shares or interests therein under this prospectus is provided under the sections titled “Selling Security Holders” and “Plan of Distribution” in this prospectus. The Selling Stockholders may resell the Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MDOR.” On February 4, 2010, the closing bid and ask prices for one share of our common stock were $0.65 and $0.68, respectively, as reported by the OTC Bulletin Board website.  These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Pursuant to a registration rights agreement, we agreed to file this registration statement to cover the resale of up to 13,464,882 shares of our Common Stock that are issuable from time to time upon the conversion of Senior Secured Promissory Notes and the exercise of warrants issued by us pursuant to our private placement of $3.5 million of Senior Secured Promissory Notes on December 23, 2009.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 4.

Our principal executive offices are located at 1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316 and our telephone number is (305) 420-6563.  Our Internet address is http://www. magnumresources.net/

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2010.

TABLE OF CONTENTS

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
AND CAUTIONARY STATEMENTS

This prospectus and the documents incorporated into this prospectus by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act.  All statements other than statements of historical fact included in or incorporated into this prospectus regarding our financial position, business strategy, plans and objectives of our management for future operations and capital expenditures are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we cannot be sure that these expectations will prove to be correct.

In addition, Magnum D’OR Resources, Inc. (“Magnum”) and its management may make other written or oral communications from time to time that contain forward-looking statements.  Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms.  Forward-looking statements may include, among other things, statements about Magnum’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results.  Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to Magnum and its subsidiaries.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings.  Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC.  Magnum undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC.  The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses.  Although we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate Magnum.  Any investor in Magnum should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, Selling Stockholders may sell shares of Common Stock described in this prospectus in one or more offerings up to a total estimated maximum offering price of $9,290,769.  The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered by Selling Stockholders, you should review the full text of these documents.  The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities offered by Selling Stockholders.  Each time Selling Stockholders offer to sell securities, we may provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, “Magnum,” “we,” “our,” “ours,” and “us” refer to Magnum d’Or Resources, Inc., which is a Nevada corporation headquartered in Ft. Lauderdale, Florida, and its subsidiaries on a consolidated basis, unless the context otherwise requires.  Unless otherwise stated, the dollar amounts contained in this prospectus and any accompanying prospectus supplement are presented in U.S. dollars.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus or incorporated by reference into this prospectus and it may not contain all of the information that is important to you.  To understand the terms of the common stock offered by this prospectus, you should read this prospectus as well as the information to which we refer you and the information incorporated by reference in this prospectus.  You should carefully read the section titled “Risk Factors” in this prospectus to determine whether an investment in our common stock is appropriate for you.

Business Overview

Magnum d’Or Resources, Inc. (the “Company” or “Magnum”) was incorporated on September 3, 1999 under the laws of the State of Nevada.  Since its inception, the Company evolved through several transitions to its present mode.  During its evolution, it operated as an internet information company, a mining exploration company, and a business acquisition company.

In December 2006, the Company’s then outstanding preferred stock, and thus voting control of the Company, was acquired by an individual for the express purpose of pursuing its current business strategy of producing high quality rubber powder and thermoplastics.

In May 2008, the Company formed a wholly-owned subsidiary, Magnum Recycling Canada (“MRC”), into which the Company subsequently transferred all production equipment for the purpose of establishing its first North American production facility.  The facility is located in Magog, Quebec, Canada for strategic geographical and commercial purposes.  Equipment installation and testing was performed throughout the summer and fall of 2008, and production activities commenced at the Magog, Quebec facility during November of 2008.

In June 2009, the Company formed a wholly-owned subsidiary, Magnum Recycling USA (“MRUSA”), for the purpose of establishing its first US operations.  In August 2009, a 120-acre tire disposal facility located in Hudson, CO was acquired to meet this goal and to establish a centralized US production and distribution facility.  This site’s geographic location in Colorado provides it access to raw materials and delivery sources throughout North America.

On October 1, 2009, the Company formed another wholly-owned subsidiary, Magnum Engineering (“MEI”) for the express purpose of providing engineering related services to the Company and to interested third parties.

The Company is currently engaged in operations to provide modified sources of recycled rubber products, reconstituted rubber derivatives, and high quality rubber powders to various distributors and manufacturers.

About This Offering

On December 21, 2009, Magnum entered into a definitive purchase agreement with institutional investors to place Senior Secured Convertible Notes (the “Notes”) due December 2010 totaling $3.5 million in gross proceeds before fees and expenses (the “Transaction”).  The Transaction closed on December 23, 2009 (the “Closing Date”).  The Notes are convertible into shares of common stock.  In connection with the issuance of the Notes, the Company issued warrants to purchase shares of the Company's common stock.  This prospectus relates to the resale of up to 13,464,882 shares of our common stock by the holders of the Notes and Warrants upon conversion

The shares offered by this prospectus may be sold by the selling shareholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.  We will receive none of the proceeds from the sale of the shares by the selling shareholders.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling shareholders will be borne by them.

The shares of common stock being offered by this prospectus covers the resale of 133% of the sum of (i) an aggregate of up to 2,892,562 shares issuable upon conversion of the principal and accrued amount due on the Notes issued to selling shareholders in the Transaction, and (ii) an aggregate of up to 7,231,410 shares issuable upon the exercise of Class A, B and C Warrants issued in the Transaction.

The number of shares being offered by this prospectus represents approximately 12% of our outstanding shares of common stock as of February 4, 2010. The Company will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	Fiscal Year Ended Sept. 30, 2009	Fiscal Year Ended Sept. 30, 2008
Cash	$57,844	$510,042
Total Assets	11,210,977	1,364,941
Liabilities	5,821,495	1,577,395
Total Stockholder’s Equity (Deficit)	5,389,482	(212,454)

Statement of Operations
Revenue	$85,070	$0
Net Loss for Reporting Period	$37,316,062	$2,607,352

RISK FACTORS

An investment in our common stock involves certain risks.  You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of these risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.  In that case, the trading price of our common stock could decline substantially, and you may lose all or part of your investment.

Financial Position of the Company, Working Capital Deficit; Report of Independent Registered Public Accounting Firm

The Company commenced production activities in November 2008, shipped its first billable products in December 2008, and thereafter recognized its first operating income.  The Company has not yet generated sufficient operating income from operations, nor is there any assurance that the Company will achieve future revenue levels and operating efficiencies to support existing operations, generate positive cash flow from operations or recover its investment in its property, plant and equipment.  The Company expects to show continued losses through the first half of calendar 2010 and there can be no assurance that such losses will not continue thereafter.  The success of the Company’s operations are largely dependent upon its ability to establish and improve operating efficiencies and overall production capacity, generate substantial sales revenues and generate adequate cash flows from operations.  The Company’s operations are subject to numerous risks associated with the establishment of its business, including lack of adequate financing sources and competition from numerous large, well-established and well-capitalized competitors.  In addition, the Company has in the past and may again in the future encounter unanticipated problems, including manufacturing, distribution and marketing difficulties, some of which may be beyond the Company’s financial and technical abilities to resolve.  The failure to adequately address such difficulties could have a materially adverse effect on the Company’s prospects.

Our independent auditors have issued a report questioning our ability to continue as a going concern.  This report may impair our ability to raise additional financing and adversely affect the price of our common stock.

The report of our independent auditors contained in our financial statements for the years ended September 30, 2009 and 2008 includes a paragraph that explains that we have incurred substantial losses.  This report raises substantial doubt about our ability to continue as a going concern.  Reports of independent auditors questioning a company’s ability to continue as a going concern are generally viewed unfavorably by analysts and investors.  This report may make it difficult for us to raise additional debt or equity financing necessary to continue the development of our recycled rubber products, reconstituted rubber derivatives, and high quality rubber powders business.

Our disclosure controls and procedures are not adequate.

Our management evaluated, with the participation of our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures as of the end of our last fiscal year ended September 30, 2009.  Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)) are not adequate to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

The Company does not have adequate personnel to provide required review of day-to-day financial transactions and review of financial statement disclosures.  To remediate the control deficiencies, one of several specific additional steps that the Company believes it must undertake is to retain a consulting firm to, among other things, design and implement adequate systems of accounting and financial statement disclosure controls to comply with the applicable SEC requirements.  There is no assurance that the Company will be able to implement these plans in the future, if at all.

Availability and Integration of Future Acquisitions

The Company’s strategy includes pursuing acquisition candidates that complement its existing product line and geographic presence, while also leveraging its purchasing power, brand management and capability and operating efficiencies.  Potential competitors for acquisition opportunities include larger companies with significantly greater financial resources.  Competition for the acquisition of businesses may result in acquisitions on terms that prove to be less advantageous to the Company that have been attainable in the past or may increase acquisition prices to levels beyond the Company’s financial capability.  The Company’s financial capability to make acquisitions is partially a function of its ability to access the debt and equity capital markets.  There can be no assurance that the Company will find attractive acquisition candidates in the future or succeed in reducing the costs and increasing the profitability of any business acquired in the future.

Risks of Leverage

The Company anticipates that it may incur substantial borrowings for the purpose of purchasing inventory and equipment, and for financing the expansion and growth of the Company, including the possible acquisition of other companies.  Any amounts borrowed will depend, among other things, on the condition of financial markets.  Acquisitions of equipment, vehicles, or other companies purchased on a leveraged basis generally can be expected to be profitable only if they generate, at a minimum, sufficient cash revenues to pay interest on, and to amortize, the related debt, to cover operating expenses and to recover the equity investment.  The use of leverage, under certain circumstances, may provide a higher return to the shareholders but will cause the risk of loss to shareholders to be greater than if the Company did not borrow, because fixed payment obligations must be met on certain specified dates regardless of the amount of revenues derived by the Company.  If debt service payments are not made when due, the Company may sustain the loss of its equity investment in the assets securing the debt as a result of foreclosure by the secured lender.  Interest payable on Company borrowings, if any, may vary with the movement of the interest rates charged by banks to their prime commercial customers.  An increase in borrowing costs due to a rise in the “prime” or “base” rates may reduce the amount of Company income and cash availability for dividends.

Licenses and Other Proprietary Rights

The Company has acquired license rights for its rubber products, and may acquire or develop other products that it believes may be patentable.  However, the Company can give no assurance that further patents will be issued; that present licenses or future patents will be enforceable, will exclude competitors or provide competitive advantage, and will be valid if challenged; or that competitors will not be able to design around or develop similar products.  The Company also seeks to maintain the confidentiality of its proprietary rubber formula and production processes which it believes are not patentable.  However, the Company can give no assurance that its confidentiality agreements will be enforced or that competitors will not independently develop similar formulas or processes.

Highly Competitive Industry

The crumb rubber industry is highly competitive.  The Company faces competition in all of its markets from large, national companies and smaller, regional companies, as well as from individuals.  Many of the Company’s competitors are larger and have greater financial resources than the Company.  The Company from time to time will experience price pressure in certain of its markets as a result of competitors’ promotional pricing practices.  Competition is based on product quality, functionality, price, brand loyalty, effective promotional activities and the ability to identify and satisfy emerging preferences.

Rapid Growth

The Company may experience rapid growth.  The Company may be required to rapidly add a significant number of employees and may be required to expend considerable efforts training these new employees.  This growth will place strains on the Company’s management resources and facilities.  The Company’s success will, in part, be dependent upon the ability of the Company to manage growth effectively.

General Economic Conditions

The financial success of the Company’s operations may be sensitive to adverse changes in general economic conditions, such as inflation, unemployment, and the cost of borrowing.  These changes could cause the cost of the Company’s products to rise faster than it can raise prices.  The Company has no control over any of these changes.

Dividends

There can be no assurance that the proposed operations of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate positive cash flow to enable the Company to pay cash dividends to its shareholders.  The Company does not anticipate paying dividends to shareholders in the foreseeable future.

Potential Quarterly Fluctuations

The Company may experience variability in its net sales and net income on a quarterly basis as a result of many factors, including the volatility of commodities, industrial stability in general, seasonal shifts in demand, weather and announcements of new and/or competitive products.  The Company’s planned operating expenditures each quarter are based on sales forecasts for the quarter.  If sales do not meet expectations in any given quarter, operating results for the quarter may be materially and adversely affected.

Dependence on Senior Management

The Company’s future performance will depend to a significant extent upon the efforts and abilities of certain key management personnel.  The Company currently does not have key life insurance policies on any of its executives.  The loss of service of one or more of the Company’s key management personnel could have an adverse effect on the Company’s business.  The Company’s success and plans for future growth will also depend in part on management’s continuing ability to hire, train and retain skilled personnel in all areas of its business.

Product Liability and Warranty Claims

Any product liability claim against the Company could have an adverse impact on the Company.  Although the Company believes that its product liability insurance will be adequate to handle product liability claims, and that it may have certain rights to indemnification from third parties, there can be no assurance that claims exceeding such coverage will not be made, that the Company will be able to obtain and maintain adequate insurance coverage, or that the Company will be successful in obtaining indemnification from any third parties.  The Company from time to time also provides written limited warranties to its customers.  There can be no assurance that significant warranty claims will not be received in the future.

Business Interruption

The Company believes that its success and future results of operations will be substantially dependent upon its ability to provide prompt and efficient service to its customers.  As a result, any disruption of the Company’s day-to-day operations could have a material adverse effect upon the Company and any failure of the Company’s management and manufacturing systems, distribution arrangements or communication systems could impair its ability to receive and process customer orders and ship products on a timely basis.

If the Company’s facilities are significantly damaged by fire or other casualty, production may be substantially interrupted and such casualty loss and business interruption would have a material adverse effect on the Company’s operations and profitability.  Although the Company intends to maintain business interruption insurance, there can be no assurance that such coverage, if obtained, will be sufficient to cover the Company’s losses or that the Company will be able to regain its market share or customer base after resuming operations.

Factors Affecting Operations

The rubber products industry may be affected by adverse changes in general or local economic market conditions, weather, changing regulatory requirements, limited alternative uses for the rubber materials, changing demographics, and other factors.

Lack of Diversification

The success of the Company will initially depend primarily upon the success of its production of rubber mulch, chips and nuggets.  Because Company funds and assets will be focused on production in this one sector of the industry, the Company will lack investment diversification.

Dependence on Key Personnel

The operation of the company requires managerial and operational expertise.  Any loss of the Company’s key management personnel will have a material adverse effect on the Company and its business.

Employees

As the Company grows it will need to hire and employ an adequate number of competent personnel.  There is no assurance that qualified operating personnel will be available for employment, and any inability to hire and retain qualified employees could have a material adverse effect on the Company’s operations.

Uninsured Losses

The Company intends to arrange for comprehensive insurance, including general liability, fire and extended coverage and business interruption insurance, which is customarily obtained for similar operations.  Although the Company will maintain insurance coverage in amounts believed to be prudent and sufficient, there is a possibility that losses may exceed such coverage limitations.  Furthermore, there are certain types of losses (generally of a catastrophic nature, including tornadoes, earthquakes and floods) that are either uninsurable or not economically insurable.  Should such a disaster occur, the Company could suffer a loss of the capital invested in, as well as, anticipated profits from any property destroyed by such a casualty.

Governmental Regulations

Existing and subsequent changes in foreign, national, state and local laws, as well as administrative regulations and enforcement policies over which the Company has no control could have an adverse effect on the Company’s business.  Worker’s compensation requirements and other regulation of wages, hours and working conditions could have adverse effects on the Company’s operations.  The Company’s continued operations are dependent upon its ability to comply with local zoning and land use regulations which govern the use of buildings and similar matters.  The Company believes that it can obtain the necessary permits to promote the intended business of the Company at the sites where it intends to do business, but its ability to obtain these permits is dependent upon the discretion of state and/or local officers.  Moreover, many of these permits may impose restrictive conditions upon the business operations of the Company and may be reviewed and revoked at specified intervals.  No assurance can be given that a future law or regulation applicable to the Company’s location will not have an adverse effect upon its ability to conduct business.

The Company is subject to numerous federal, state and local laws and regulations that govern the discharge and disposal of wastes, workplace safety and other aspects of the Company business.  The Company’s operations entail the risk of noncompliance with environmental and other government regulations.  Environmental and other legislation and regulations have changed in recent years and the Company cannot predict what, if any, impact future changes may have on the Company’s business.  To mitigate any risk associated with the ultimate closure and safety of the facility, the Company will post a reclamation bond to ensure proper closure, maintenance, and monitoring of the site for the statutory period(s).

Further, environmental legislation has been enacted, and may in the future be enacted, that creates liability for past actions that were lawful at the time taken.  As in the case with manufacturing companies in general, if damage to persons or the environment has been caused, or is in the future caused, by the Company’s use of hazardous solvents or by hazardous substances located at the Company’s facilities, the Company may be fined or held liable for the cost of remediation.  Imposition of such fines or the incurrence of such liability may have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company expects to be able to incorporate substantially all of the waste feedstock it receives into its manufacturing and reclamation process without significant waste disposal problems of its own.  However, its supply source is relatively homogeneous and consistent, and there can be no assurance that in the future continuing regulations will not adversely affect the Company’s operations or require the introduction of costly additional manufacturing or waste disposal processes.

The Company believes that the demand for its products and technology could be decreased if there is a lessening of public concern or governmental pressure on private industries and municipal authorities to deal with used tire disposal problems.  Further, the Company believes that a lessening of environmental concerns could reduce the rate at which tires are recycled, which ultimately could have the effect of increasing the Company’s cost of raw materials for its manufacturing operations.

Although state legislation currently provides for certain financial incentives and procurement preferences for recycled materials, such preferences for materials containing shredded tires are dependent upon the eventual promulgation of product or performance standard guidelines by state or federal regulatory agencies.  Such guidelines for recycled rubber materials may not be released or, if released, the product performance standards required by such guidelines may be incompatible with the Company’s manufacturing capabilities.

Indemnification

The Company’s Certificate of Incorporation limits the liability of its directors and officers to the Company and its shareholders to the fullest extent permitted by Nevada law, and provides for indemnification of the directors and officers to such extent.  The Company may also obtain liability insurance.  These measures will provide additional protection to the directors and officers of the Company against liability in connection with certain actions and omissions.

Conflicts of Interest

There are anticipated conflicts of interest between the Company and its stockholders, and there may be potential conflicts of interest involving the Company and its stockholders, some of which may affect the planed business activities of the Company.  The Board of Directors will attempt to resolve any conflict of interest situation which may arise and which is brought to the attention of the Board of Directors on a case-by-case basis.

Our management and larger stockholders exercise significant control over our Company and may approve or take actions that may be adverse to your interests.

As of February 4, 2010, our named executive officers, directors and major stockholders beneficially owned the majority of our voting power.  For the foreseeable future, these stockholders will be able to exercise control over many matters requiring approval by the board of directors or our stockholders.  As a result, they will be able to:

•	control the composition of our board of directors;

•	control our management and policies;

•	determine the outcome of significant corporate transactions, including changes in control that may be beneficial to stockholders; and

•	act in each of their own interests, which may conflict with, or be different from, the interests of each other or the interests of the other stockholders.

Non-Arm’s Length Transactions

The Company may engage in transactions with its officers, directors and shareholders.  Such transactions may be considered as not having occurred at arm’s length.  The Company may do business with such persons in the future, but intends to contract with them on the same basis and upon no more favorable terms than could be obtained from persons not affiliated with the Company.

Our common stock is classified as penny stock, and it continues to be extremely illiquid, so investors may not be able to sell as much stock as they want at prevailing market prices.

Our common stock is currently generally classified as a penny stock.  Penny stocks generally include equity securities with a price of less than $4.00 that trade on the over-the-counter market.  As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the securities that are classified as penny stocks.  The “penny stock” rules adopted by the Commission under the Exchange Act, subject the sale of the shares of penny stock issuers to regulations that impose sales practice requirements on broker-dealers, causing many broker-dealers to not trade penny stocks or to only offer the stocks to sophisticated investors that meet specified net worth or net income criteria identified by the Commission.  These regulations contribute to the lack of liquidity of penny stocks.

Sales of a substantial number of shares of our common stock into the public market by the Selling Stockholders, as well as the exercise of our outstanding warrants on a cash or a cashless basis, may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

At the time that this registration statement is declared effective by the SEC, a significant number of shares of our common stock will be eligible to be immediately sold in the market.  Even a perception by the market that Selling Stockholders may sell in large amounts after the registration statement is declared effective could place significant downward pressure on our stock price.

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities.  The market of our common stock could change in ways that may or may not be related to our business, industry, or operating performance and financial condition.  In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur.  Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	Actual or anticipated quarterly variations in our operating results;

•	Changes in expectations as to our future financial performance or changes in financial estimates, if any;

•	Announcements relating to our business or the business of our competitors;

•	Conditions generally affecting the crumb rubber industry;

•	The success of our operating strategy; and

•	The operating and stock performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock.  If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above the price you acquired those shares.  We cannot assure you that the market price of our common stock will not fluctuate or decline significantly.

There are risks associated with forward-looking statements made by us and actual results may differ.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties.  These statements can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” and “continue,” or similar words.  Statements that contain these words should be read carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

There may be events in the future that we are not able to accurately predict and/or over which we have no control.  The risk factors listed in this section, other risk factors about which we may not be aware, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.  The occurrence of the events described in these risk factors could have an adverse affect on our business, results of operations and financial condition.

FINRA sales practice requirements limit a stockholders' ability to buy and sell our stock.

The Financial Industry Regulatory Authority, Inc. (FINRA) has adopted rules which require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which has the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers charge higher transactional fees for penny stock transactions.  As a result, fewer broker-dealers are willing to make a market in our common stock, reducing a stockholders' ability to resell shares of our common stock.

LEGAL PROCEEDINGS

The Company is not a party to any material pending legal proceedings, and to the best of its knowledge, no such proceedings by or against the Company have been initiated.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the shares of our common stock by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

We are not selling any common stock in this offering.  We anticipate that the Selling Stockholders will offer the Shares for sale at prevailing market prices on the OTC Bulletin Board on the date of such sale.

DILUTION

We currently file reports with the SEC, and we are not selling any common stock in this offering.  The Selling Stockholders are the current stockholders of the Company.

SELLING SECURITY HOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the notes and exercise of the warrants. For additional information regarding the issuance of the notes and the warrants, see “Warrants and Convertible Notes” below.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants issued pursuant to the December 21, 2009 Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, notes and warrants, as of February 4, 2009, assuming conversion of the notes and exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the notes set forth therein or (ii) exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the notes and the warrants, this prospectus generally covers the resale of 133% of the sum of (i) the maximum number of shares of common stock issuable upon conversion of the notes and (ii) the maximum number of shares of common stock issuable upon exercise of the warrants, in each case, determined as if the outstanding notes and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the notes and the warrants, a selling stockholder may not convert the notes or exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9% or 9.9% (as applicable). The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering (A)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (B)	Number of Shares of Common Stock of Owned After Offering	Percentage of Shares of Common Stock Owned After Offering

Alpha Capital Anstalt (1)	1,012,396	1,346,487	-	-

Brio Capital, LP (2)	578,512	769,421	-	-

Cranshire Capital, L.P. (3)	2,892,562	3,847,107	-	-

Hudson Bay Fund LP (4)	592,976	788,658	-	-

Hudson Bay Overseas Fund Ltd. (5)	853,308	1,134,899	-	-

Iroquois Master Fund Ltd. (6)	2,169,422	2,885,331	-	-

Kingsbrook Opportunities Master Fund LP (7)	578,512	769,421	-	-

Next View Capital LP (8)	723,142	961,779	-	-

Rockmore Investment Master Fund Ltd.	723,142	961,779	-	-

(A) Includes shares of Common Stock underlying warrants and/or notes held by the Selling Stockholder that are covered by this prospectus, including any convertible securities that, due to contractual restrictions, may not be exercisable if such exercise would result in beneficial ownership greater than 4.9% and 9.9%, as applicable.

(B) In accordance with the terms of a registration rights agreement with the holders of the notes and the warrants, the number of shares of common stock to be sold by each Selling Stockholder under this prospectus generally covers the resale of 133% of the sum of (i) the maximum number of shares of common stock issuable upon conversion of the notes and (ii) the maximum number of shares of common stock issuable upon exercise of the warrants, in each case, determined as if the outstanding notes and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. See “Description of Securities to be Registered - Warrants and Convertible Notes.”

(1) Konrad Ackermann has voting and investment control over the shares held by Alpha Capital Anstalt.

(2) Shaye Hirsch has voting and investment control over the shares held by Brio Capital LP.

(3) Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin, Downsview and Cranshire may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares owned by Cranshire which are being registered hereunder.

(4)  Sander Gerber has voting and investment power over these securities.  Sander Gerber, disclaims beneficial ownership over the securities held by Hudson Bay Fund LP.  Hudson Bay Fund LP acquired these securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreement, plans or understandings, directly or indirectly to distribute the securities.

(5) Sander Gerber has voting and investment power over these securities.  Sander Gerber, disclaims beneficial ownership over the securities held by Hudson Bay Overseas Fund Ltd.  Hudson Bay Overseas Fund Ltd. acquired these securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreement, plans or understandings, directly or indirectly to distribute the securities.

(6) Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd.  Mr. Silverman disclaims beneficial ownership of these shares.

(7) Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities.  Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities.  KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners.  Ari. J Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered the beneficial owner of any securities deemed to be beneficially owned by Opportunities GP and GP, LLC.  Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(8) Stewart Flink has voting and investment control over the shares held by Next View Capital LP.

(9) Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Investment Fund”).  By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.  Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock.  Rockmore Partners has delegated authority to Rockmore Capital regarding portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of February 4, 2010, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund.  By reason of such authority, Messers. Bernstein and Daly may be deemed to share dispositive power over the shares of common stock of Rockmore Master Fund.  Messers. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither persons has any legal right to maintain such authority.  No other person has sole or shared voting or dispositive power with respect to the share of common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the notes and exercise of the warrants to permit the resale of these shares of common stock by the holders of the notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $16,182 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary of our Capital Stock, Amended and Restated Articles of Incorporation and the Bylaws is qualified in its entirety by reference to the provisions of applicable law and to the complete terms of our capital stock contained in our Amended and Restated Articles of Incorporation.

Common Stock

We have 150,000,000 shares of Common Stock, $0.001 par value, authorized by our Amended and Restated Articles of Incorporation.  The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders.  Shares of Common Stock do not carry cumulative voting rights, and therefore, a majority of the shares of outstanding Common Stock may elect the entire Board of Directors; if they do so, minority stockholders would not be able to elect any persons to the Board of Directors.  Our Bylaws provide that a majority of our issued and outstanding shares shall constitute a quorum for stockholders meetings except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Our stockholders have no preemptive rights to acquire additional shares of Common Stock or other securities.  The Common Stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.  Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends.  We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends in the foreseeable future.

The Board of Directors has the authority to issue the authorized but unissued shares of Common Stock without action by the stockholders.  The issuance of such shares would reduce the percentage ownership held by existing stockholders and may dilute the book value of their shares.

There are no provisions in our Bylaws or Amended and Restated Articles of Incorporation of the Company which would delay, defer or prevent a change in control of the Company.

Warrants and Convertible Notes

On December 21, 2009, we entered into a Securities Purchase Agreement and related agreements pursuant to which we agreed to issue 9% Secured Convertible Notes (the “Notes”), Series A Warrants to purchase 2,169,424 shares of the Company's common stock, Series B Warrants to purchase 2,892,562 shares of the Company's common stock, and Series C Warrants to purchase 2,169,424 shares of the Company's common stock (the Series A Warrants, Series B Warrants and Series C Warrants are referred to herein as the “Warrants”) for an aggregate purchase price of $3,500,000 in a private placement (the “Private Placement”).  This prospectus is being delivered in connection with the resale of shares of our common ctock issuable upon the conversion of the Notes, as payment of principal and accrued interest thereon, (the Notes are initially convertible up to 3,847,107 shares of common stock), and upon the exercise of the Warrants (initially exercisable up to 9,617,775 shares of common stock) issued in connection with the Private Placement.

The Notes were issued December 23, 2009 pursuant to the Securities Purchase Agreement among our Company and the Selling Stockholders.  The principal purposes of the Private Placement was for general corporate purposes, including the purchase of equipment to produce recycled fine rubber powders, site work and working capital.  The Private Placement resulted in gross proceeds to us of $3,500,000 before placement agent fees and other expenses associated with the transaction.

The Notes mature December 1, 2010 and bear interest at an annual rate of 9% payable quarterly in, at the Company's option, cash or, subject to the satisfaction of certain customary conditions, registered shares of our common stock.  In addition, at the option of the holder of each Note, all or any part of the principal amount outstanding under each Note is convertible at any time and from time to time into shares of our common stock at an initial conversion price of $1.21 per share, subject to certain exercise limitations based on beneficial ownership levels.  However, the conversion price may be reduced if we issue securities at a price per share less than the conversion price of the Notes then in effect.

Each Note lists certain “Events of Default,” which include, without limitation, any default in the payment of principal of, interest on or other charges in respect of the Notes as and when they become due and payable, and our failure to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of the Notes, the Securities Purchase Agreement, the Security Agreement or the Registration Rights Agreement.  Upon the occurrence of an Event of Default, the holder may require us to redeem all or any portion of a Note by delivering written notice to us at a default redemption price as calculated pursuant to certain formulas set forth in the Note.  In the event of a partial redemption, the principal amount redeemed shall be deducted from the installment amounts relating to the applicable installment date(s) as set forth in the notice of default and redemption.

The Warrants issued to the Selling Stockholders in the Private Placement include the following:

•
Series A Warrants, which are exercisable for a period of 5 years into an aggregate of 75% of the number of shares of our common stock initially issuable upon conversion of the Notes, with the Series A Warrants being exercisable into 2,169,424 shares immediately upon issuance;

•
Series B Warrants, which are exercisable for a period of 5 years into 100% of the shares of our common stock initially issuable upon conversion of the Notes, with the Series B Warrants being exercisable into 2,892,562 shares immediately upon issuance; and

•
Series C Warrants, which are exercisable for a period of 5 years into a maximum percentage of 75% of the number of shares of our common stock initially issuable upon conversion of the Notes, with the Series C Warrants being exercisable into 2,169,424 shares immediately upon issuance but only to the extent that the Series B Warrants are exercised and only in the same percentage that the Series B Warrants are exercised.

The initial exercise price of each Series A Warrant, Series B Warrant and Series C Warrant will be the same as the initial conversion price under the Notes ($1.21 per share).  Like the conversion price of the Notes, the exercise price of the Warrants is subject to a full-ratchet adjustment upon the occurrence of certain events, including our issuance of securities at a price per share less than the exercise price then in effect.  If we issue shares of common stock or options exercisable for or securities convertible into common stock at an effective price per share of common stock less than the exercise price then in effect, the exercise price will be reduced to the effective price of the new issuance.

In connection with the Private Placement, we entered into a Registration Rights Agreement with the Selling Stockholders under which we are required, on or before February 6, 2010, to file a registration statement with the SEC covering the resale of the shares of our common stock issuable pursuant to the Notes and Warrants, including as payment of principal and interest on the Notes, and to use our best efforts to have the registration statement declared effective at the earliest date, but in no event later than 90 days after filing if there is no SEC review of the registration statement, or 120 days if there is an SEC review.  The Registration Rights Agreement provides for certain monetary penalties if the registration statement is not filed or does not become effective on a timely basis.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Holladay Stock Transfer Inc.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Patton Boggs LLP.  Patton Boggs LLP currently owns 500,000 shares of the Company’s common stock, none of which is being registered by this prospectus.

DESCRIPTION OF BUSINESS AND PROPERTIES

Overview

Magnum d’Or Resources, Inc. (the “Company” or “Magnum”) was incorporated on September 3, 1999 under the laws of the State of Nevada. Since its inception, the Company evolved through several transitions to its present mode. During its evolution, it operated as an internet information company, a mining exploration company, and a business acquisition company.

In December 2006, the Company’s then outstanding preferred stock, and thus voting control of the Company, was acquired by an individual for the express purpose of pursuing its current business strategy of producing high quality rubber powder and thermoplastics.

In May 2008, the Company formed a wholly-owned subsidiary, Magnum Recycling Canada (“MRC”), into which the Company subsequently transferred all production equipment for the purpose of establishing its first North American production facility.  The facility is located in Magog, Quebec, Canada for strategic geographical and commercial purposes.  Equipment installation and testing was performed throughout the summer and fall of 2008, and production activities commenced at the Magog, Quebec facility during November of 2008.

During this same period the Company entered into an agreement with Sekhar Research Innovations of Malaysia (October 2008) to acquire use of technologically advanced patents, processes and equipment that were thought to be more compatible with overall Company product development and market strategy. The Company will use these patented processes to disintegrate scrap tires, remove fibers and metal wire, produce crumb rubber, slurry, and liquefy recycled raw materials into various rubber and rubber-like products.

In June 2009, the Company formed another wholly-owned subsidiary, Magnum Recycling USA (“MRUSA”), for the purpose of establishing its first US operations.  In August 2009, a tire disposal facility located in Hudson, CO was acquired to meet this goal and to establish a centralized US production and distribution facility.  This site’s geographic location in Colorado provides it access to raw materials and delivery sources throughout North America.

On October 1, 2009, the Company formed a wholly-owned subsidiary, Magnum Engineering (“MEI”) for the express purpose of providing engineering related services to the Company and to interested third parties.

The Company intends to acquire additional facilities and resources to allow it to strategically provide modified sources of recycled rubber products, reconstituted rubber derivatives, and high quality rubber powders to various distributors and manufacturers.  The Company intends to pursue these plans through the operation of wholly owned and joint venture facilities that may be fabricated or acquired as the market allows.  The Company hopes to establish technical facilities, either coincident with or separate from its production facilities, to conduct research and development activities.  It may also enter into strategic alliances with educational institutions and/or research firms to advance its market research and develop innovative products and solutions associated with its core recycling business.

Governmental Regulation

It is impossible to predict all future government regulation, if any, to which the Company may be subject until it has been in production for a period of time. The use of assets and/or conduct of business that the Company is pursuing will be subject to environmental, public health and safety, land use, trade, and other governmental regulations, as well as state and/or local taxation. In acquiring and/or developing businesses in the rubber and recycle industry, management will endeavor to ascertain, to the extent possible due to its current limited resources, the effects of such government regulation on the prospective business of the Company. In certain circumstances, however, such as the acquisition of an interest in a new or start-up business activity, it may not be possible to predict with any degree of accuracy the impact of all potential government regulation. The inability to ascertain the complete effect of government regulation on current or future business activity makes the Company business a higher risk.

Competition

From time to time, the Company will be involved in intense competition with other business entities, many of which will have a competitive edge over the Company by virtue of their stronger financial resources and prior experience in business. There is no assurance that the Company will be successful in obtaining suitable investment, financing or purchase contracts for its products.

Employees

The Company, including its subsidiaries, presently has twelve full time employees, but also relies upon the use of vendors, contractors, consultants and contract labor to fulfill the needs and requirements associated with installation, start-up, testing and initial production activities.

The Company expects to use contract labor, management consultants, attorneys, accountants, engineers, and other professionals as necessary to support its management and administrative requirements.  The need for employees and their availability will be addressed on a continuing basis.

Properties

The Company maintains its official US address of record at 110 E. Broward Blvd, Ste. 1700, Ft. Lauderdale, FL 33301. Its wholly owned subsidiary, “Magnum Recycling Canada,” maintains its corporate office and primary production facility at 2035 Boulevard Industrial, Magog, Quebec, Canada J1X 5G9.  The Company maintains a 98,000-square-foot facility at its Magog facility, where it produces rubber nuggets and buffing.

Magnum Recycling USA, one of the Company’s US subsidiary, maintains its corporate office and primary production facility at 12311 Weld County Rd 41, Hudson, CO 80642.  The Company’s Hudson, CO facility includes approximately 120 acres of commercially-zoned land with buildings, equipment and tires on site. The Company’s other US subsidiary, Magnum Engineering, currently does not maintain independent offices or facilities.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The Company's common stock is traded on the over-the-counter Electronic Bulletin Board under the symbol MDOR. The table below sets forth the high and low bid prices per share of our common stock for each quarter of our two most recently completed fiscal years.  These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Quarter Ended	High Bid	Low Bid

2008
31-Dec-07	$0.280	$0.060
31-Mar-08	$0.810	$0.270
30-Jun-08	$0.450	$0.200
30-Sep-08	$0.600	$0.250

2009
31-Dec-08	$0.850	$0.150
31-Mar-09	$0.535	$0.260
30-Jun-09	$1.540	$0.320
30-Sep-09	$1.330	$0.570

At February 4, 2010, there were approximately 279 holders of record of the Company's Common Stock. There are currently no stock options outstanding and 7,231,410 warrants outstanding to purchase shares of Common Stock of the Company.

The closing price for the Company's Common Stock on February 4, 2010 was $0.65 per share.

Since its inception, no dividends have been paid on the Company's common stock. The Company intends to retain any earnings for use in its business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future.

Equity Compensation Plan Information

The following table sets forth information as of February 4, 2010, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company that are authorized for issuance, aggregated as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	0	$	15,000,000	(1)
Equity compensation plans not approved by security holders		$
Total		$	15,000,000

(1)  The “Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans” represents 5,000,000 shares issuable under the Company’s 2007 Equity Incentive Plan and 10,000,000 shares of common stock issuable under the Company’s 2009 Consultant Stock Option SAR and Stock Bonus Plan.

FINANCIAL STATEMENTS

See the Consolidated Financial Statements beginning on page F-1, “Index to Financial Statements.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies and Use of Estimates

The preparation of consolidated financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts and classification of expense, and the disclosure of contingent assets and liabilities. We evaluate our estimates and assumptions on an ongoing basis. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following items in our consolidated financial statements require significant estimates and judgments:

Revenue recognition

The Company recognizes revenue from the sales of products in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, when persuasive evidence of an order arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured.  Generally, these criteria are met at the time the product is shipped to customers when title and risk of loss have transferred.

Share-based payments

The Company periodically issues options and warrants to purchase shares of the Company’s common stock to employees and non-employees for services and for financing costs.  Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Options vest and expire according to terms established at the grant date.

Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. Raw materials are considered long-term assets as they are not expected to be processed and sold by the end of the subsequent fiscal year.

Recent Accounting Pronouncements

In December 2007, the FASB issued authoritative guidance on business combinations. The guidance retains the fundamental requirements that the acquisition method of accounting (previously referred to as the purchase method of accounting) be used for all business combinations, but requires a number of changes, including changes in the way assets and liabilities are recognized and measured as a result of business combinations. It also requires the capitalization of in-process research and development at fair value and requires the expensing of acquisition-related costs as incurred.  This guidance will be applicable to business combinations completed after July 1, 2009.  The Company believes adopting the new guidance will significantly impact its financial statements

In December 2007, the FASB issued authoritative guidance on non-controlling interests in consolidated financial statements to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It is intended to eliminate the diversity in practice regarding the accounting for transactions between equity and non-controlling interests by requiring that they be treated as equity transactions. Further, it requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. The new guidance also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated, requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the non-controlling owners of a subsidiary, among others. The new guidance is effective for fiscal years beginning on or after December 15, 2008, with early adoption permitted, and it is to be applied prospectively.  The Company believes adopting the new guidance will not significantly impact its financial statements.

In June 2009, the FASB issued authoritative guidance on an amendment of accounting for transfers of financial assets, and seeks to improve the relevance and comparability of the information that a reporting entity provides in its financial statements about transfers of financial assets; the effects of the transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  The authoritative guidance eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets.  The authoritative guidance is effective for interim and annual reporting periods beginning after November 15, 2009.  The Company believes adopting the new guidance will not significantly impact its financial statements.

In June 2009, the FASB issued authoritative guidance on consolidation of variable interest entities, which requires an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance, and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.  The authoritative guidance requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and is effective for interim and annual reporting periods beginning after November 15, 2009. The Company believes adopting the new guidance will not significantly impact its financial statements.

In October 2009, the FASB, issued updates to revenue recognition for arrangements with multiple deliverables and accounting for revenue arrangements that include software elements.  Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance.  The authoritative guidance is effective for interim or annual periods beginning after June 15, 2010, with early adoption permitted.  The Company believes adopting the new guidance will not significantly impact its financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

General

The following discussion and analysis summarizes the results of operations of Magnum d'Or Resources, Inc. (the “Company” or “we”) for the fiscal year ended September 30, 2009.

As of September 30, 2008 the Company was a development stage recycling company. It held certain licensed technology and proprietary processes related to the granulation of recycled rubber products and the subsequent production of materials used to produce various malleable and semi-rigid elastomeric alloys (EAs). The Company also secured distribution rights to sell and distribute certain recycling equipment necessary to shred and granulate tires and other rubber products throughout North America and China. However, on December 28, 2007, the Company elected not to continue the use of these licenses and the parties agreed to terminate its relationship and hold each other harmless.

In October 2008, the Company acquired new licensing rights to a number of technological processes that allow rubber to be reconstituted, liquefied, specially blended into EPDM powders, and EPDM compounds. These agreements provide the Company with an array of technologies that could provide a positive impact on the rubber recycling industry. The Company will use its licensed processes to disintegrate scrap tires, remove fibers and metal wire, and produce crumb rubber sorted into different mesh sizes to be recycled into various rubber products.

Production activities commenced during November of 2008, thus transforming the Company from a development stage entity to an operational entity.

In June 2009, the Company formed another wholly-owned subsidiary, Magnum Recycling USA (“MRUSA”), for the purpose of establishing its first US operations. In August 2009, a tire disposal facility located in Hudson, CO was acquired to meet this goal and establish a centralized US production and distribution facility. The site is superbly located geographically in the US to allow access to raw materials and delivery throughout the USA and North America (see Note 2).

Results of Operations

The Company incurred continuing losses due to activities associated with purchasing, installing, and testing equipment for its targeted business activities. Additional funds were utilized for securing a suitable facility and making modifications necessary to accommodate its anticipated operations. Expenses specifically included design activities, equipment procurement, facility modifications, installation activities, testing, financing, marketing, and employment expenditures.

Comparison of the Years Ended September 30, 2009 and 2008

During its fiscal years ended September 30, 2009 and 2008, the Company had revenues of $85,070 and $0, respectively.

For the year ended September 30, 2009 compared to the year ended September 30, 2008, the Company had a net loss of $37,316,062 versus a loss of $2,607,352, respectively, equating to a 1331% increase in net loss. The increased loss was due to higher operating expenses that were mainly attributed to an increase in consulting services, and to a lesser extent, other professional services and accrued interest expense. These costs are further delineated as follows:

Officer compensation increased to $3,607,730 from $172,233 reported in the year ended September 30, 2008 primarily due to the issuance of stock incentives that must be valued as issued. Consulting fees increased from $1,968,700 for the year ended September 30, 2008 to $29,707,593 reported for the year ending September 30, 2009, primarily due to the same situation discussed above. Legal and other professional fees increased 70% from $261,753 for the year ended September 30, 2008 to $444,898 incurred for the year ending September 30, 2009, due to the additional resources required during acquisition activities associated with the Colorado site. General and Administrative expenses increased 427% from $71,144 during the year ended September 30, 2008 to $374,974 for the year ended September 30, 2009 due to additional overhead expenses associated with Company expansion activities.  Interest expense increased 1589% from $133,300 reported for the year ended September 30, 2008 to $2,251,060 for the year ended September 30, 2009 due to the increased debt load of the Company.

During the fiscal year ended September 30, 2009, the Company had a net loss of $0.79 per share compared to a net loss of $0.17 per share during fiscal 2008.

Liquidity and Capital Resources

At September 30, 2009, the Company had total assets of $11,210,977, comprised of $57,844 in cash, $19,708 in receivables, $6,997,207 in inventory, $66,550 in liens, $408,311 in prepaid expenses, and $3,242,466 in property, plant and equipment. In addition, the company has a working capital deficit of $3,704,149, and a negative cash flow form operations of $1,740,446.

In contrast, at September 30, 2008, the Company had total assets of $1,364,941, comprised of $510,042 in cash, $36,228 in prepaid expenses, $131,042 in deposits on equipment and $687,629 in equipment. In addition, the company had a working capital of $157,427, and a negative cash flow from operations of $120,449.

The increase in assets is due primarily to the acquisition of the Hudson, Colorado site, inventory, and property, plant and equipment, while the increase in capital deficit is due to additional debt financing activities.

The Company must currently rely on corporate officers, directors and outside investors in order to meet its budget. If the Company is unable to obtain financing from any of one of these aforementioned sources, the Company would not be able to complete its financial obligations.

Management is currently looking for additional capital to fund operations and complete our corporate objectives. The Company expects to carry out its plan of business. In addition, we may engage in joint venture activities with other companies. The Company cannot predict the extent to which its liquidity and capital resources will be diminished prior to the consummation of a business combination or whether its capital will be further depleted by its operating losses. The Company has previously, and is currently, engaged in discussions concerning potential business acquisitions, joint ventures, and other collaborative arrangements.

Other limited commitments to provide additional funds have been made by management and other shareholders, but this does not provide any assurance that any additional funds will be made available on acceptable terms or in timely fashion.

The Company’s operations are progressing forward; however, the Company had a net loss of $37,316,062 for the year ended September 30, 2009 and an accumulated deficit of $45,878,841 at September 30, 2009. Stockholders' equity as of September 30, 2009 was $5,389,482. Furthermore, the Company had a negative cash flow from operations of $1,740,446 for the year ended September 30, 2009.

The future success of the Company is dependent on its ability to attain additional capital funds to purchase equipment and construct facilities to fulfill its current contractual commitments, and, ultimately attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

On September 3, 2009 the Company engaged Rodman & Renshaw, LLC. as an exclusive placement agent to procure equity based financing for the Company for up to $5,000,000.  Subsequently, on December 18, 2009 the Company disengaged Rodman & Renshaw, LLC and entered into a new agreement with Chardan Capital Markets, LLC for similar purposes.  On December 23, 2009 the Company completed an agreement with Cranshire Capital, LP to provide $3,500,000 in working capital in exchange for a 1 year secured convertible promissory note.

On December 21, 2009, the Company, entered into a definitive purchase agreement with institutional investors to place Senior Secured Convertible Notes (the “Notes”) due December 2010 totaling $3.5 million in gross proceeds before fees and expenses (the “Transaction”).  The Transaction closed on December 23, 2009 (the “Closing Date”).  The net proceeds of the financing will be used for general corporate purposes, including the purchase of machines and equipment to produce recycled fine rubber powders, site work and working capital.

The Notes will bear interest at an annual rate of 9% payable quarterly in, at the Company's option, cash or, subject to the satisfaction of certain customary conditions, registered shares of the Company $.001 par value common stock, and the Notes will be convertible into shares of common stock at a conversion price of $1.21 at any time.  In connection with the issuance of the Notes, the Company issued Series A Warrants to purchase 2,169,422 shares of the Company's common stock, Series B Warrants to purchase 2,892,562 shares of the Company's common stock, and Series C Warrants to purchase 2,169,422 shares of the Company's common stock (the Series A, Series B and Series C Warrants are referred to herein as the “Warrants”).  The exercise price for the Warrants is $1.21 per share, and each class of Warrant is exercisable for five years from the date of issuance.  The Notes and each class of the Warrants contain full-ratchet and other customary anti-dilution protections.

The Company and its subsidiaries also entered into a Security Agreement to secure payment and performance of the Company's obligations under the Notes pursuant to which the Company and its subsidiaries granted the investors a security interest in all of their respective property.  Each subsidiary of the Company also executed a Guaranty Agreement pursuant to which each subsidiary guaranteed all of the Company's obligations under the Notes.  The Company also executed a Registration Rights Agreement pursuant to which the Company is required to file a registration statement within 45 days of the Closing Date, and the Company will use its reasonable best efforts to cause the registration statement to be declared effective within 90 days of the Closing Date and 120 days in the event the SEC reviews the registration statement.

Contractual Obligations

At September 30, 2009, our significant contractual obligations were as follows:

	Payments due by Period
	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
Long term debt	$2,097,700	$837,133	$-	$-	$2,934,833
Operating lease obligations	302,535	1,397,335	-	-	1,699,870
Capital lease obligations	20,988	62,964	10,951	-	94,903
Total	$2,421,223	$2,297,432	$10,951	$0	$4,729,606

Off-Balance Sheet Arrangements

We do not maintain any off-balance sheet arrangements, transactions, obligations or other relationships with unconsolidated entities that would be expected to have a material current or future effect upon our financial condition or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

As disclosed in the Company's Form 8-K/A filed with the SEC on February 1, 2010, on January 19, 2010 the Board of Directors dismissed the Company’s independent registered public accounting firm Weinberg & Company, P.A. (“Weinberg”).  The audit firm served as the Company’s independent auditors for the fiscal years ended September 30, 2009 and 2008.

During the past two fiscal years ended September 30, 2009 and 2008, Weinberg's reports on the consolidated financial statements of the Company did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to any uncertainty, audit scope, or accounting principles, but expressed a concern regarding the ability of the Company to continue as a going concern.

For the past two fiscal years ended September 30, 2009 and 2008, and any subsequent interim period through the date of termination, there were (a) no disagreements between the Company and Weinberg on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Weinberg would have caused Weinberg to make reference to the subject matter of the disagreement(s) in connection with its reports as required by Item 3.04(a)(1)(iv) of Regulation S-K; and (b) no reportable events as set forth in Item 304(a)(1)(v)(A) through (D) of regulation S-K have occurred.

The Company provided Weinberg with a copy of the disclosures in the February 1, 2010 Form 8-K/A that it filed with the SEC prior to its filing with SEC, and Weinberg provided the Company a letter indicating that it agreed with the disclosures made to the SEC.

The Company has appointed Mantyla McReynolds LLC of Salt Lake City, Utah, effective January 20, 2010, as its new independent certified public accountants for its current fiscal year ending September 30, 2010.  During the Company’s two most recent fiscal years and subsequent interim period on or prior to January 20, 2010, the Company has not consulted with the Mantyla McReynolds LLC regarding the application of accounting principles to a specified transaction, either completed or propose, or any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

DIRECTORS AND EXECUTIVE OFFICERS

Current Management of the Company

The following table sets forth each directors name, age, positions and offices with the Company.  Each of their current terms as directors of the Company expires at the next annual meeting of the Company’s stockholders.

Name	Age	Position
Joseph J. Glusic	52	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Director, Secretary, Treasurer, and Director

All executive officers are elected by the Board of Directors and hold office until the next annual meeting of stockholders, or until their successors are duly elected and qualified.

The following is information on the business experience of each director and officer.

Joseph J. Glusic.  Chief Executive Officer and Director.  Mr. Glusic joined the Company in January 2007 as an independent director and was appointed to his current position of President and Chief Executive Officer effective January 1, 2008.  Mr. Glusic spent the majority of his career involved in activities associated with the production, monitoring, processing and ultimate disposal of hazardous and/or radioactive wastes. He has been an employee of both private and public companies and consulted a variety of institutions that included public, private and governmental agencies. His responsibilities have included design, operations, management, and principal ownership of companies engaged in waste processing activities, management consulting and waste systems design, construction and testing. In addition, Mr. Glusic's experience has allowed him to evaluate and develop numerous processes and technologies utilized in the handling and processing of various types of waste streams. He has also written and developed technical and regulatory documents supporting testing, operations, and regulatory reporting requirements. Mr. Glusic has also been involved in the acquisition, financing, marketing, and sale of real estate. He has a degree in Mechanical Engineering from the University of Illinois and has attended various academic and professional educational programs throughout his career to enhance his technical and managerial skills. He has been licensed by several government agencies, as required to perform tasks and projects.  Prior to his position with the Company, Mr. Glusic acted as an independent consultant to a variety of institutions that included public, private and governmental agencies. He also was nominally involved in the acquisition, financing, marketing, and sale of real estate.

Mr. Glusic does not serve as a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Consultants

The Company intends to retain consultants to the extent necessary and appropriate.  The Company will not delegate its authority and responsibility to make management decisions to consultants or any other persons, nor shall any consultant have any discretionary authority or the authority to bind the Company in any material respect.

EXECUTIVE COMPENSATION

We provide named executive officers and our other employees with a salary to compensate them for services rendered during the fiscal year. Salary amounts for the named executive officers are determined for each executive based on his or her position and responsibility, and on past individual performance. Salary levels are typically considered annually as part of our performance review process. Merit based increases to salaries of the named executive officers are based on our board of directors’ assessment of the individual’s performance.

The following table shows for the fiscal years ended September 30, 2009 and 2008, the compensation awarded (earned) or paid by the Company to its named executive officers as that term is defined in Item 402(a)(2) of Regulation S-K. For the fiscal years ended September 30, 2009 and September 30, 2008, Mr. Glusic was our only named executive officer.

Name and Principal Position	Fiscal Year	Salary ($) (2)	Bonus		Option Awards		All Other Compensation		Total ($)
Joseph J. Glusic, President and Chief Executive Officer (1)	2009	$418,000	$3,175,000	(3)	0		$14,730	(4)	$3,607,730
	2008	$90,000	$20,000		$48,997	(5)	$13,236	(6)	$172,233

1  Mr. Glusic currently serves as the sole director on the Company’s board of directors.   Mr. Glusic does not receive any compensation for this director role.
2  Salary is total base salary earned, either unpaid and accrued or paid.
3 This bonus represents the dollar value of 5,000,000 shares of Series B Preferred Stock granted as a bonus in August 2009, and 2,500,000 shares of restricted common stock granted as a bonus in November 2008.
4  Mr. Glusic’s “All Other Compensation” for 2009 consisted of (i) $7,782 paid as an automobile allowance; and (ii) $6,948 paid as medical insurance expense.
5  This option award represents the dollar value of stock options to purchase 500,000 shares of common stock.
6  Mr. Glusic’s “All Other Compensation” for fiscal year 2008 consisted of (i) $5,625 paid as an automobile allowance; and (ii) $7,611 paid as medical, life and disability insurance expense.

Employment Agreements

Mr. Glusic was appointed as Chief Executive Officer and a Director of the Company on January 1, 2008.  On January 1, 2008, the Company and Mr. Glusic executed an employment agreement pursuant to which Mr. Glusic is to serve in his current position through December 31, 2012.  Between January 1, 2008 and January 1, 2009, Mr. Glusic was entitled to receive a salary of $10,000 per month, subject to certain annual cost-of-living adjustments, as well as adjustments based on the achievement of certain operational milestones.  Mr. Glusic is eligible for an annual bonus as determined by the Board of Directors, and is entitled to benefits under the Company’s group life, health, disability major medical and other insurance coverages.  Mr. Glusic is also provided $625 per month for vehicle expenses.

The Company currently does not have any other plans, understandings, or arrangements whereby any of the Company's officers, directors, or principal stockholders, or any of their affiliates or associates, are entitled to receive funds, stock, or other assets in connection with the Company's participation in a business.  No advances have been made or contemplated by the Company to any of its officers, directors, or principal stockholders, or any of their affiliates or associates.

Benefit Plans

On August 1, 2007, the Company adopted its 2007 Equity Incentive Plan (the “Plan”).  The Plan is for key employees (including officers and employee directors) and consultants of the Company and its affiliates.  The Plan permits the grant of stock options, common stock and other stock-based awards to employees and directors for up to 5,000,000 shares of common stock.  Stock option awards are generally granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant.  The Company issued 500,000 stock options under the Plan during the year ended September 30, 2008 to its President and Chief Executive Officer.  There have been no other options issued under this Plan.

On June 29, 2009, the Company adopted its 2009 Consultant Stock Option SAR and Stock Bonus Plan (the “2009 Plan”).  The 2009 Plan is for independent consultants of the Company and its affiliates.  The 2009 Plan permits the grant of stock options, stock option SARs, and common stock bonuses for up to 10,000,000 shares of common stock.  Stock option awards are generally granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant.  There are currently no stock options, stock option SARs, or common stock bonuses that have been awarded pursuant to the 2009 Plan.

Option Grants in Last Fiscal Year

There were no stock options granted during the fiscal year ended September 30, 2009.  During the fiscal year ended September 30, 2008, Mr. Joe Glusic was awarded stock options to purchase 500,000 shares of common stock at an exercise price of $0.10.  During fiscal year ended September 30, 2009, Mr. Glusic exercised these options and was granted 500,000 shares of common stock.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards
Joseph J. Glusic, President and Chief Executive Officer (1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
	500,000	$80,000

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

During March 2009, Joseph Glusic exercised options to purchase 500,000 shares of the Company’s common stock.  These stock options were exercised at the exercise price of $0.10 per share, for an aggregate of $50,000.  There were no other stock option exercises for the fiscal year ended September 30, 2009 or fiscal year ended September 30, 2008.

Outstanding Equity Awards at Fiscal Year-End

There are currently no stock options outstanding from the Company’s 2007 Equity Incentive Plan, 2009 Consultant Stock Option SAR and Stock Bonus Plan, or any other plan.

Director Compensation

During the fiscal year ended September 30, 2009, Joseph Glusic and Michel Boux served as directors of the Company.  The Company does not have a formal plan for director compensation, and no director received any type of compensation from the Company for serving as a director for the year ended September 30, 2008 or September 30, 2009.  Michel Boux resigned from his position on the Board on December 29, 2009.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth as of February 4, 2010, the number and percentage of the outstanding shares of capital stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director of the Company, (ii) each executive officer, (iii) all current directors and executive officers of the Company as a group, and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Number of Shares of Common Stock Beneficially Owned (1) (2)	Percent of Common Stock Outstanding (3)	Number of Shares of Series B Preferred Stock Beneficially Owned (1) (2)	Percent of Series B Preferred Stock Outstanding (4)	Number of Shares of Series A Preferred Stock Beneficially Owned (1) (2)	Percent of Series A Preferred Stock Outstanding (5)
Joseph J. Glusic 9089 S. Pecos Road, Suite 3400 Henderson, NV 89074	3,805,601	12.16%	5,000,000	17%
All executive officers and directors as a group	3,805,601	12.16%	5,000,000	17%

Name and Address	Number of Shares of Common Stock Beneficially Owned (1) (2)	Percent of Common Stock Outstanding (3)	Number of Shares of Series B Preferred Stock Beneficially Owned (1) (2)	Percent of Series B Preferred Stock Outstanding (4)	Number of Shares of Series A Preferred Stock Beneficially Owned (1) (2)	Percent of Series A Preferred Stock Outstanding (5)
Chad A. Curtis 595 Stewart Ave Garden City, NY 11530	32,207,792	28.9%	25,000,000	83%	10,000,000	100%
CEDE & Company P.O. Box 222 Bowling Green Station New York, NY 10274	21,035,161	29.0%

(1)
Under SEC Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:  (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the date of this Proxy Statement.

(2)	Except as indicated in the footnotes below, each person has sole voting and dispositive power over the shares indicated.

(3)	Based on the 72,436,212 shares of common stock issued and outstanding as of February 4, 2010.

(4)	Based on the 30,000,000 shares of Series B Preferred Stock issued and outstanding as of February 4, 2010.

(5)	Based on the 10,000,000 shares of Series A Preferred Stock issued and outstanding as of February 4, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

During fiscal year ended September 30, 2009, the Company issued Chad A. Curtis, the Company’s former Chief Executive Officer and President, an aggregate of 25,000,000 shares of common stock for consulting services.  These shares were valued at $3,750,000.  In addition, during the fiscal year ended September 30, 2009, Mr. Curtis was issued 25,000,000 shares of Series B Convertible Preferred Stock.  These shares of Series B Preferred Stock were valued at $14,000,000.  Mr. Curtis currently exercises voting power over 83% of the Company’s common stock.

In addition, during the fiscal year ended September 30, 2009, Mr. Curtis was issued 120,968 shares of common stock valued at $150,000 for consulting services that he provided to the Company during the fiscal year ended September 30, 2008 and September 30, 2009.  Mr. Curtis also loaned the Company an aggregate of $126,362 during fiscal year 2009.  These loans accrued interest at the rate of 10.5%.  These loans plus accrued interest were paid back by the Company through the issuance of 112,605 shares of common stock, valued at $139,630, in September 2009, and there is currently no principal or accrued interest outstanding.

Director Independence

Joseph Glusic currently serves as the sole member of our Board of Directors.  Our common stock trades on the OTC Bulletin Board.  As such, we are not currently subject to corporate governance standards of listed companies, which require, among other things, that the majority of the board of directors be independent.

We are not currently subject to corporate governance standards defining the independence of our directors, and we have chosen to define an “independent” director in accordance with the NASDAQ Global Market's requirements for independent directors (NASDAQ Marketplace Rule 4200).  Under this definition, we have determined that Mr. Glusic currently does not qualify as an independent director.  In addition, Mr. Michel Boux, who served as a director of the Company until December 29, 2009, did not qualify as an independent director when he served on the Board of Directors.  We do not list the “independent” director definition we use on our Internet website.

SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION

Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they are a party by reason of being or having been directors or officers of Magnum to the fullest extent authorized by the Nevada General Corporation Law, as may be amended from time to time.  Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for breach of any fiduciary duty as a director or officer, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer, or controlling person in the successful defense of any action, suit, or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 we filed with the SEC under the Securities Act.  This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete.  For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.

We are subject to the informational requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC in accordance with the Exchange Act.  These reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  In addition, these materials filed electronically by the Company with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov.  The SEC’s World Wide Web site contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC.  Information about the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Patton Boggs LLP.  Patton Boggs LLP currently owns 500,000 shares of the Company’s common stock, none of which is being registered by this prospectus.

EXPERTS

The consolidated financial statements for the years ended September 30, 2009 and 2008, included in this prospectus, which is part of this registration statement have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as stated in its report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Index to Consolidated Financial Statements

—INDEX—

Page(s)
Report of Registered Independent Public Accounting Firm	F-2

Consolidated Financial Statements:

Balance Sheets
September 30, 2009 and 2008	F-3 – F-4

Statements of Operations and Comprehensive Income
Years ended September 30, 2009 and 2008	F-5

Statements of Changes in Stockholders’ Equity (Deficit)
Years ended September 30, 2009 and 2008	F-6

Statements of Cash Flows
Years ended September 30, 2009 and 2008	F-7 – F-8

Notes to Consolidated Financial Statements	F-9 – F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders:

Magnum d’Or Resources, Inc.

We have audited the accompanying consolidated balance sheet of Magnum d’Or Resources, Inc. and subsidiaries as of September 30, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magnum d’Or Resources, Inc. and subsidiaries as of September 30, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations, negative cash flows from operations and a working capital deficit, which raises substantial doubt about its ability to continue as going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Weinberg & Company, P.A.
Boca Raton, Florida
January 5, 2010

MAGNUM D'OR RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2009	2008
ASSETS
Current Assets:
Cash	$57,844	$510,042
Accounts receivable	19,708	-
Inventory	25,509	-
Lien asset receivable, net of deferred revenue of $66,547	66,550	-
Prepaid expenses	408,311	36,228

Total Current Assets	577,922	546,270

Property, plant and equipment, net	3,242,466	687,629

Long Term Assets:
Tire inventory	6,971,698	-
Utility deposits	28,333	-
Deposits on equipment	390,558	131,042

Total Long Term Assets	7,390,589	131,042

TOTAL ASSETS	$11,210,977	$1,364,941

LIABILITIES AND STOCKHOLDERS' EQUITY( DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	$598,836	$295,012
Accrued interest	138,778	43,831
Advances from stockholders	1,051,000	-
Deferred rent	189,084	-
Current obligations under capital leases	15,667	-
Notes payable, net of discounts of $18,451 and $0, respectively	2,288,706	50,000

Total Current Liabilities	4,282,071	388,843

Long Term Liabilities:
Loans from stockholder	-	163,342
Non-current obligations under capital leases	79,236	-
Non-current notes payable, net of discounts of $0 and $ 356,790, respectively	1,460,188	1,025,210

Total Long Term Liabilities	1,539,424	1,188,552

TOTAL LIABILITIES	5,821,495	1,577,395

COMMITMENTS AND CONTINGENCIES

Stockholders' Equity (Deficit):
Preferred stock, $.001 par value; 10,000,000 shares authorized, 10,000,000 issued and outstanding	10,000	10,000
Preferred stock B, $.001 par value; 40,000,000 and 0 shares authorized, 30,000,000 and 0 issued and outstanding, respectively	30,000	-

	September 30,	September 30,
	2009	2008
Common stock, $.001 par value; 150,000,000 and 190,000,000 shares authorized, 68,613,792 and 16,117,137 issued and outstanding, respectively	68,614	16,117
Additional paid-in capital	51,204,486	8,351,065
Accumulated deficit	(45,878,841)	(8,562,779)
Accumulated other comprehensive loss	(44,777)	(26,857)
Total Stockholders' Equity (Deficit)	5,389,482	(212,454)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ( DEFICIT)	$11,210,977	$1,364,941

See accompanying notes to the consolidated financial statements

MAGNUM D'OR RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended
	September 30,
	2009	2008

Sales	$85,070	$-

Cost of Sales	525,108	-

Gross Loss	(440,038)	-

Operating Expenses
Officer compensation, non-cash	3,607,730	172,233
Consulting fees, non-cash	29,707,593	1,968,700
Legal and professional fees	245,108	261,753
Legal and professional fees, non-cash	199,790	-
General and administrative expenses	374,974	71,144
Rent	421,446	-
Royalties	72,712	-
Depreciation and amortization	5,969	222

Total Operating Expenses	34,635,322	2,474,052

Loss from Operations	(35,075,360)	(2,474,052)

Other Income (Expense)
Miscellaneous income	19,048	-
Loss on sale of assets	(8,690)	-
Interest expense	(2,251,060)	(133,300)
Net other expense	(2,240,702)	(133,300)

Net Loss	(37,316,062)	(2,607,352)

Other Comprehensive Income (Loss)
Loss from foreign currency translation	(17,920)	(26,857)

Comprehensive Loss	$(37,333,982)	$(2,634,209)

Net Loss Per Share - Basic and Diluted	$(0.79)	$(0.17)

Per Share Information:
Weighted Average Number of Shares
Outstanding - Basic and Diluted	47,174,498	15,037,405

See accompanying notes to the consolidated financial statements

MAGNUM D'OR RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

										Total
							Additional		Other	Stockholder's
	Common	Stock	Preferred	Stock	Preferred	Stock	Paid-in	Accumulated	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Shares B	Amount	Capital	(Deficit)	Loss	(Deficit)

Balance - September 30, 2007	5,785,090	$5,785	10,000,000	$10,000	-	$-	$5,267,949	$(5,955,427)	$-	$(671,693)

Issuance of stock for consulting services	9,129,011	9,129					1,903,038			1,912,167
Issuance of stock for compensation	877,323	877					423,999			424,876
Issuance of stock for accrued legal services	150,000	150					68,350			68,500
Issuance of stock for conversion of note payable	175,713	176					247,684			247,860
Issuance of stock options							48,997			48,997
Valuation of warrants issued with notes payable							391,048			391,048
Net loss for year								(2,607,352)		(2,607,352)
Other comprehensive loss									(26,857)	(26,857)

Balance - September 30, 2008	16,117,137	16,117	10,000,000	10,000	-	-	8,351,065	(8,562,779)	(26,857)	(212,454)

Issuance of stock for consulting services	40,849,500	40,850			25,000,000	25,000	29,269,776			29,335,626
Issuance of stock for compensation	2,500,000	2,500			5,000,000	5,000	3,167,500			3,175,000
Issuance of stock for legal services	620,000	620					708,030			708,650
Issuance of stock for exercise of stock option	500,000	500					49,500			50,000
Issuance of stock for conversion of note payable	7,006,185	7,006					6,982,667			6,989,673
Issuance of stock in connection with the purchase of assets	500,000	500					549,500			550,000
Issuance of stock for accrued expenses	150,000	150					152,850			153,000
Issuance of stock for accrued compensation	370,970	371					459,629			460,000
Valuation of warrants issued with notes payable							1,513,969			1,513,969
Net loss for year								(37,316,062)		(37,316,062)
Other comprehensive loss									(17,920)	(17,920)

Balance - September 30, 2009	68,613,792	$68,614	10,000,000	$10,000	30,000,000	$30,000	$51,204,486	$(45,878,841)	$(44,777)	$5,389,482

See accompanying notes to the consolidated financial statements

MAGNUM D'OR RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	September 30,
	2009	2008
Cash Flows from Operating Activities:
Net Loss	$(37,316,062)	$(2,607,352)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of assets	8,690	-
Stock issued for services and expenses	29,335,625	2,337,044
Stock issued for compensation expense	3,635,000	48,997
Depreciation and amortization	128,497	222
Amortization of debt discount	1,852,308	75,608
Changes in operating assets and liabilities:
Accounts receivable	(19,427)	-
Inventory	(23,562)	-
Lien asset purchased	(66,550)	-
Prepaid expenses	(87,846)	(167,270)
Utility deposits	(25,428)	-
Accounts payable and accrued expenses	555,229	194,851
Accrued interest	283,080	30,446
Advances from company officers	-	(32,995)
Net cash flows used in operating activities	(1,740,446)	(120,449)

Cash Flows from Investing Activities:
Payments for equipment - Canada subsidiary	(1,139,215)	(687,851)
Payments for scrap tires, property, plant and equipment - US subsidiary	(6,712,885)	-
Proceeds from sale of assets	12,000	-
Increase in equipment deposits	(256,224)	-
Cash flows used in investing activities	(8,096,324)	(687,851)

Cash Flows from Financing Activities:
Cash overdraft	-	(143)
Payments on capital leases	(10,804)	-
Repayment on notes payable	(534,208)	(200,000)
Proceeds from issuance of notes payable	9,121,092	1,382,000
Proceeds from loans and advances from stockholders	887,658	163,342
Cash flows provided by financing activities	9,463,738	1,345,199

Net (decrease) increase in cash	(373,032)	536,899

Effect of exchange rates on cash	(79,166)	(26,857)

Cash - Beginning of year	510,042	-

Cash - End of year	$57,844	$510,042

Supplementary Information
Interest Paid	$3,921	$9,883
Taxes Paid	$-	$-

	Year Ended
	September 30,
	2009	2008

Non-Cash Transactions
Converted debt, accounts payable and interest due to a shareholder to additional paid-in capital	$-	$1,763,467
Conversion of notes payable and accrued interest to common stock	$6,989,673	$508,323
Notes payable issued in conjunction with asset purchase	$550,000	$-
Stock issued in conjunction with asset purchase	$550,000	$-
Professional fees related to asset purchase in prepaid expenses	$337,255	$-
Common stock issued for accrued expenses	$861,650	$-
Exercise of stock option through reduction of accrued compensation	$50,000	$-
Lien assets purchased	$66,547	$-
Equipment financed through capital lease obligations	$98,462	$-
Equipment financed through accounts payable	$195,901	$-

See accompanying notes to the consolidated financial statements

Magnum d’Or Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2009

Note 1 - Basis of Presentation and Summary of Significant Accounting Policies

Business Description

Magnum d’Or Resources, Inc. (the “Company”) was incorporated on September 3, 1999, under the laws of the State of Nevada.  The Company is engaged in the business of providing modified sources of recycled rubber products, reconstituted rubber derivatives, and rubber powders to various distributors and manufacturers.  It currently has one production facility located in Magog, Canada

Going Concern

Since its inception, the Company has generated insignificant revenues and has incurred accumulated losses of $45,878,841 through September 30, 2009.

The future success of the Company is dependent on its ability to attain additional capital funds to purchase equipment and construct facilities to fulfill its current contractual commitments, and, ultimately attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

Business History

Since its inception in 1999, the Company evolved through several transitions to its present mode. During its evolution, it operated as an internet information company, a mining exploration company, and a business acquisition company.

In December 2006, the Company’s then outstanding preferred stock, and thus voting control of the Company, was acquired by an individual for the express purpose of pursuing the Company’s current business strategy of producing high quality rubber powder and thermoplastics.

In December 2007, the Company acquired licensing rights to a number of patents and processes that allowed rubber to be reconstituted, added to raw virgin rubber in various quantities, specially blended into various other polymers, and mixed into EPDM compounds.  These license agreements were terminated on September 28, 2008 and replaced by new and more advanced technologies agreements developed by Sekhar Research Innovations of Malaysia (see below and Notes 9 and 11).

In May 2008, the Company formed a wholly-owned subsidiary, Magnum Recycling Canada (“MRC”), into which the Company subsequently transferred all production equipment for the purpose of establishing its first North American production facility.  The facility is located in Magog, Quebec, Canada for strategic geographical and commercial purposes.  Equipment installation and testing was performed throughout the summer and fall of 2008.  Production activities commenced during November of 2008, thus transforming the Company from a development stage entity to an operational entity.

In October 2008, the Company entered into an agreement with Sekhar Research Innovations of Malaysia to acquire use of technologically advanced processes and equipment that were thought to be more compatible with overall Company product development and market strategy. The Company will use these processes to disintegrate scrap tires, remove fibers and metal wire, produce crumb rubber, slurry, and liquefy recycled raw materials into various rubber and rubber-like products.

In June 2009, the Company formed another wholly-owned subsidiary, Magnum Recycling USA (“MRUSA”), for the purpose of establishing its first US operations.  In August 2009, a tire disposal facility located in Hudson, CO was acquired to meet this goal and establish a centralized US production and distribution facility (see Note 2). The site’s central location allows access to raw materials and delivery throughout the USA and North America.

Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements include the accounts of Magnum d’Or Resources, Inc. and its subsidiaries, Recyclage Magnum Canada, Inc. and Magnum Recycling USA, Inc.  Intercompany accounts and transactions have been eliminated.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue recognition

The Company recognizes revenue from the sales of products in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, when persuasive evidence of an order arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured.  Generally, these criteria are met at the time the product is shipped to customers when title and risk of loss have transferred.

Cash and cash equivalents

For financial reporting purpose, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

Accounts receivable

Accounts receivable are recognized and carried at the original invoice amount less allowance for any uncollectible amounts.  The Company uses the allowance method to account for uncollectible trade receivable balances.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  At September 30, 2009, the allowance for doubtful accounts was zero.  At September 30, 2008, the Company had no accounts receivables.

Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.  No inventory was held at September 30, 2008.

Inventory as of September 30, 2009 consists of the following:

Raw materials	$6,971,698
Work in process	12,958
Finished goods	12,551
Total	$6,997,207

Raw materials are considered long-term assets as they are not expected to be processed and sold by the end of the subsequent fiscal year. Finished goods and work in process are considered current assets as they are expected to be sold before the end of the subsequent fiscal year.

Property, plant and equipment

Property, plant and equipment are stated at cost. Depreciation has been computed using the straight-line method based upon estimated useful lives of ten years for production equipment and three to five years for software and computer equipment. Leasehold improvements are depreciated over the lesser of the remaining term of the lease, or the economic useful life.

Long-lived assets

The Company reviews and evaluated its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of future cash flows from other asset groups.  Based upon management’s assessment, there were no indicators of impairment of the Company’s long lived assets as of September 30, 2009 or 2008.

Income Taxes

The Company accounts for income tax using the liability approach and allows for recognition of deferred tax benefits in future years. Under the liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before either the Company is able to realize their benefits, or that future realization is uncertain.

There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions since inception.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

Deferred tax assets

	2009	2008

Net operating loss carryforwards	$15,612,060	$2,890,982
Valuation allowance for deferred tax assets	(15,612,060)	(2,890,982)

Net deferred tax assets	$-	$-

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of September 30, 2009 and 2008, the Company had net operating loss carryforwards of $20,344,309 and $8,502,887, respectively for federal and state income tax purposes. These carryforwards, if not utilized to offset taxable income, begin to expire in 2019. Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss before utilization. The Company has available as of September 30, 2009 unused operating loss carryforwards totaling $20,344,309 which expire through 2029.

The Company adopted authoritative guidance of FASB for accounting for uncertainty in income taxes on October 1, 2007.  The authoritative guidance prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The adoption of the authoritative guidance had no impact on the Company's balance sheets or statements of operations.

Share-based payments

The Company periodically issues and options and warrants to purchase shares of the Company’s common stock to employees and non-employees for services and for financing costs.  Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period.  Options vest and expire according to terms established at the grant date.

Loss per Share

Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period.  The diluted earnings per share calculation give effect to all potentially dilutive common shares outstanding during the period using the treasury stock method for warrants and options and the if-converted method for convertible debentures.

As of September 30, 2009 and 2008, common stock equivalents were composed of warrants convertible into 300,000 and 1,432,000 shares of the Company's common stock, and options convertible into 0 and 500,000 shares of the Company’s common stock, respectively.  For the years ended September 30, 2009 and 2008, the conversion of the options and warrants has been excluded from the calculation of dilutive earnings per share, as the effects of such conversion would be anti-dilutive.

Financial Assets and Liabilities Measured at Fair Value

Effective October 1, 2008, fair value measurements are determined by the Company's adoption of authoritative guidance issued by the FASB, with the exception of the application of the statement to non-recurring, non-financial assets and liabilities as permitted. The adoption of the authoritative guidance did not have a material impact on the Company's fair value measurements. Fair value is defined in the authoritative guidance as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy was established, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

    Level 1—Quoted prices in active markets for identical assets or liabilities.

    Level 2—Inputs, other than the quoted prices in active markets, are observable either directly or indirectly.

    Level 3—Unobservable inputs based on the Company's assumptions.

The Company is required to use of observable market data if such data is available without undue cost and effort.

At September 30, 2009 and 2008, the carrying amounts of financial instruments, including cash, accounts and other receivables, accounts payable and accrued liabilities, and notes payable approximate fair value because of their short maturity.

Foreign Currency Adjustments

The accompanying consolidated financial statements are presented in United States dollars (USD). The functional currency of the Company’s subsidiary Magnum Recycling Canada (“MRC”) is the Canadian dollar (CND).  Capital accounts of MRC are translated into United States dollars from CND at their historical exchange rates when the capital transactions occurred.  Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the period.

	As of and for the year ended September 30, 2009	As of and for the year ended September 30, 2008

Period end CND : US$ exchange rate	$0.9211	$0.9397
Average period CND : US$ exchange rate	$0.8508	$0.9606

Concentration of Credit Risk

The Company identifies financial instruments of cash and accounts receivable that potentially subject the Company to concentration of credit risk.

The Company maintains its cash at several financial institutions located within the United States (US) and Canada. At times, the balance(s) may exceed the US Federal Deposit Insurance Corporation insured limit of $250,000 per account and/or the Canadian Deposit Insurance Corporation (CDIC) $100,000 insurance limit for each account.  As of September 30, 2009 the Company had no balances in excess of the insured limits compared to a $410,042 excess of the insured limits on September 30, 2008.

Reclassification

In presenting the Company’s consolidated balance sheet at September 30, 2008, the Company presented $131,042 deposits for equipment purchases as prepaid expenses.  In presenting the Company’s consolidated balance sheet at September 30, 2009, the Company has reclassified the balance of $131,042 to deposit for equipment purchase.

Recent accounting pronouncements

In December 2007, the FASB issued authoritative guidance on business combinations. The guidance retains the fundamental requirements that the acquisition method of accounting (previously referred to as the purchase method of accounting) be used for all business combinations, but requires a number of changes, including changes in the way assets and liabilities are recognized and measured as a result of business combinations. It also requires the capitalization of in-process research and development at fair value and requires the expensing of acquisition-related costs as incurred.  This guidance will be applicable to business combinations completed after July 1, 2009.  The Company believes adopting the new guidance will significantly impact its financial statements.

In December 2007, the FASB issued authoritative guidance on non-controlling interests in consolidated financial statements to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It is intended to eliminate the diversity in practice regarding the accounting for transactions between equity and non-controlling interests by requiring that they be treated as equity transactions. Further, it requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. The new guidance also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated, requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the non-controlling owners of a subsidiary, among others. The new guidance is effective for fiscal years beginning on or after December 15, 2008, with early adoption permitted, and it is to be applied prospectively.  The Company believes adopting the new guidance will not significantly impact its financial statements.

In June 2009, the FASB issued authoritative guidance on an amendment of accounting for transfers of financial assets, and seeks to improve the relevance and comparability of the information that a reporting entity provides in its financial statements about transfers of financial assets; the effects of the transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  The authoritative guidance eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets.  The authoritative guidance is effective for interim and annual reporting periods beginning after November 15, 2009.  The Company believes adopting the new guidance will not significantly impact its financial statements.

In June 2009, the FASB issued authoritative guidance on consolidation of variable interest entities, which requires an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance, and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.  The authoritative guidance requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and is effective for interim and annual reporting periods beginning after November 15, 2009. The Company believes adopting the new guidance will not significantly impact its financial statements.

In October 2009, the FASB, issued updates to revenue recognition for arrangements with multiple deliverables and accounting for revenue arrangements that include software elements.  Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance.  The authoritative guidance is effective for interim or annual periods beginning after June 15, 2010, with early adoption permitted.  The Company believes adopting the new guidance will not significantly impact its financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

Note 2 – Asset acquisition

On January 31, 2009, the Company signed a letter of intent (“LOI”) with Tire Recycling, Inc. of Hudson, Colorado (“TRI”) to acquire all of its holdings and assets (the “Hudson assets”). TRI owned and operated a facility consisting of buildings, equipment, and scrap tire inventory computed to be in excess of 310,000 tons of scrap tires. The facility is located on a parcel of 120 acres of commercially zoned land located in rural Weld County, Colorado.  On April 1, 2009, the Company learned that TRI was in Chapter 11 bankruptcy reorganization.  The Company continued to negotiate a purchase agreement under the rules associated with Chapter 11 Bankruptcy law.

In June 2009, all TRI assets were subsequently assigned to a court appointed Trustee to administer the sale of the TRI assets. This event prompted Magnum to acquire several secured and unsecured liens of TRI in a move to solidify its standing with the Trustee and the bankruptcy court.  Magnum was able to acquire all secured liens currently held against the property and its assets.

During this period Magnum negotiated a successful purchase from the Trustee of the Hudson assets for the amount of $6,500,000.  The Federal Bankruptcy Court subsequently approved the offer after statutory notice, bid procedure period, and final hearings were completed and satisfied.

On August 4, 2009 the Federal Bankruptcy Court in Colorado approved the TRI asset sale to Magnum and subsequently issued a motion for the sale of Hudson assets to Magnum. Closing and transfer of the purchased assets took place on August 25, 2009.  The components of the purchase price and the allocation of the purchase price are as follows:

Purchase price
Cash paid for acquisition of assets	$6,502,323
Cash paid for acquisition costs	26,108
Cash paid for purchase of stock interests	100,000
Notes payable issued for secured liens	44,454
Note payable issued for purchase of stock interests	550,000
Fair value of 304,238 shares of common stock issued for legal services related to acquisition	377,255
Fair value of 500,000 shares of common stock issued for purchase additional unsecured liens	550,000
Total	$8,150,140

Purchase price allocation
Land	$427,770
Buildings	549,346
Trucks	19,812
Equipment	115,273
Truck scale	58,537
Tire inventory	6,979,402

Total purchase price	$8,150,140

Allocation of the purchase price was determined by management who utilized a valuation prepared by independent valuation experts as part of their assessment.  Due to the quantity of scrap tires and the expected period to process them, they are classified as long term in the balance sheet.

Note 3 – Property, Plant and Equipment

Property, plant and equipment placed into service by the Company during 2009 totaled $2,693,656 In addition, the Company previously entered into a contract with a Malaysian company that specializes in developing rubber compounds, processing techniques, and specialized equipment for production of scrap rubber (see Note 11). Costs associated with this contract include certain amounts allocated to the development and purchase of equipment. The Company made payments aggregating $390,558 through September 30, 2009 that have been included in the accompanying consolidated balance sheet as Long Term - Deposits for Equipment. These payments made will be credited to the total price.

	September 30, 2009	September 30, 2008

Assets:

Land	$419,566	$-
Building	614,944	-
Production equipment	2,289,292	675,719
Office equipment and furniture	6,410	1,325
Leasehold improvements	51,290	10,807

Total equipment	3,381,502	687,851
Less: accumulated depreciation	(139,036)	(222)

Property, plant and equipment, net:	$3,242,466	$687,629

Depreciation and amortization expense totaled $128,497 and $222 for the years ended September 30, 2009 and 2008, respectively.

Note 4 – Accounts Payable and Accrued Expenses

As of September 30, 2009 and 2008, the Company had accounts payable and accrued expenses consisting of the following:

	September 30,	September 30,
	2009	2008

Accounts Payable	$287,663	$173,862
Legal Fees	11,171	39,670
Advertising	22,920	2,870
Accounting Fees	77,050	14,998
Employee Compensation	20,422	33,612
Consultant	7,873	30,000
Taxes	53,736	-
Security	4,173	-
SEC filings & stock transfer agent	2,677	-
Royalties	111,151	-
TOTAL	$598,836	$295,012

Note 5 – Notes Payable, Accrued Interest and Stockholder Loans and Advances

8 % Convertible Note Payable

On January 12, 2007, the Company issued a $50,000 convertible promissory note to an individual with interest payable semi-annually at the rate of 8%.  This note matured on January 31, 2008.  The Company received an extension from the note holder on May 19, 2008, to extend the maturity of this note until November 19, 2008, with the same terms as the original note. The Company received a further extension from the note holder on February 5, 2009, to extend the maturity of this note until April 19, 2009, with the same terms as the original note. On February 20, 2009, the Company received a request to convert the note to common stock in accordance with the provisions outlined in the issued promissory note, which determined the conversion price to be $0.2525. Based on this conversion rate, 198,050 shares of common stock were issued. Accrued interest payable on this note as of the conversion date totaled $8,559, and was also converted to stock.  Based on a conversion rate of $0.505, 16,950 shares of common stock were issued (also see Note 6).

12% Notes Payable

During 2008, the Company issued an aggregate of $1,382,000 of 12% promissory notes with warrants to unrelated individuals, interest at the rate of 12% per annum, due October thru November 2009.

During 2009, $1,082,000 warrants were exercised at the face amount of $1.00 per share by debt holders of several 12% promissory notes. An equal amount of debt associated with these notes was retired when the note holders exercised their warrant options to purchase common stock. The accrued interest associated with the promissory notes were also paid in common stock at the market value on the respective conversion dates.

During 2009, the Company issued $300,000 of 12% promissory notes with warrants to unrelated individuals. These notes mature October thru December 2010 and are recorded as current debt in the accompanying consolidated balance sheet.

During 2009, $41,150 of 12% promissory notes were issued with unrelated individuals. These notes mature April through May 2011 and are recorded as long term debt in the accompanying consolidated balance sheet.

All of the 12% Notes issued to date are general unsecured obligations of the Company. They have a total accrued interest of $133,464 payable as of September 30, 2009 which is recorded in accrued interest in the accompanying consolidated balance sheet.

The aggregate value of the warrants issued in connection with the 12% Notes were valued at $1,952,218 using the Black Scholes pricing model using the following assumptions; risk-free interest rates ranging from 2.88% to 3.98%; dividend yield of 0%; volatility factors of expected market price of common stock ranging from 150% to 329%; and expected lives of 1-2 years. The values of the warrants are considered as debt discount and are being amortized over the term of the Notes. During 2009, $1,851,628 of the debt discount has been amortized to interest expense and included in the accompanying consolidated statements of operations and comprehensive income.

9.75% Notes Payable

During 2009, the Company issued, in lieu of cash, an aggregate of $4,300,000 of promissory notes to unrelated individuals all with interest payable at the rate of 9.75% per annum.  During 2009, these notes were all converted to common stock at the option of the note holders.

6% Notes Payable

During 2009, the Company issued a 5 year $550,000 promissory note to an unrelated individual with interest payable at the rate of 6.00% per annum.  This note was issued as part of a $650,000 purchase of equity from owners of the parent entity which owned the landfill that Magnum acquired through bankruptcy proceedings (see Note 2).

During 2009, the Company issued a promissory note for $1,000,000 to an unrelated financial institution in connection with the acquisition of liens related to an asset acquisition. Interest payable at the rate of 6% with scheduled monthly payments of interest and principal totaling $100,000. This note is a secured obligation of the Company, as evidenced by a Pledge Agreement that provide as collateral for the repayment of this note, a deed of trust for all real property associated with the asset acquisition (see Note 2). Any unpaid balance of principal or interest will be due in full in May 2010. As of September 30, 2009 the outstanding principal balance totaled $714,853 and accrued interest of $1,786 which are recorded in the accompanying consolidated balance sheet.

4% Notes Payable

During 2009, the Company issued promissory notes aggregating $2,408,103 to unrelated financial institutions in connection with the acquisition of liens related to an asset acquisition. Interest payable at the rate of 4% with scheduled monthly payments of interest and principal totaling $104,642. These notes are secured obligations of the Company, as evidenced by Pledge Agreements that provide as collateral for the repayment of these notes, deeds of trust for all real property associated with the asset acquisition (see Note 2). Any unpaid balance of principal or interest will be due in full in June 2011. As of September 30, 2009 the outstanding principal balances totaled $2,161,342 and accrued interest of $3,528 which are recorded in the accompanying consolidated balance sheet.

Advances from Stockholders

The Company was advanced a total of $1,051,000 from current stockholders during 2009. The advances were made as interest free loans to be paid back shortly after the closing of the Hudson asset purchase (see Note 2 and Note 12). This amount is recorded as a current liability in the accompanying consolidated balance sheet. These loans are general unsecured obligations by the Company.  On October 20, 2009 the Company issued in lieu of cash, 930,088 shares of common stock valued at $1,051,000 to repay the cash advances to the Company. This fulfilled complete repayment of the outstanding advance balances.

Note 6– Common Stock

On August 20, 2009 the Company amended its articles of incorporation to decrease the number of shares of common stock authorized from 190,000,000 shares to 150,000,000 shares; and increased the number of shares of preferred stock authorized from 10,000,000 shares to 50,000,000 shares. The Company further created a new series of preferred stock that was designated as “Series B Preferred Stock”; and that 40,000,000 shares of preferred stock be authorized for issuance for said Series B Preferred Stock, which will have all the rights, limitations, exceptions and qualifications as set forth in the Certificate of designation (see Note 7).

2009 transactions

The Company issued, in lieu of cash, an aggregate of 40,849,500 shares of common stock for consulting services valued at $15,335,625.  The common stock was issued in place of cash payments, and was valued based on the closing market prices on the date the Board of Directors authorized these issuances.

The Company issued, in lieu of cash, an aggregate of 2,500,000 shares of common stock as compensation valued at $375,000.  The common stock was issued in place of cash payments, and was valued based on the closing market prices on the date the Board of Directors authorized these issuances.

The Company issued, in lieu of cash, an aggregate of 620,000 shares of common stock for legal services valued at $708,650.  The common stock was issued in place of cash payments, and was valued based on the closing market prices on the date the Board of Directors authorized these issuances.

During March 2009, the Company issued 500,000 shares of common stock to its current Chief Executive Officer in accordance with his request to exercise stock options previously granted to him under terms of his employment agreement.  The stock option exercise price was equal to $0.10 per share. The grant price was based on the Company’s common stock closing price on the day of the grant. The entire number of stock options vested immediately upon their granting date of December 28, 2007. The cost to exercise the entire number of options totaled $50,000 and was paid for by a deduction from the executive’s accrued salary in the amount of $50,000.

The Company issued, in lieu of cash, an aggregate of 7,006,280 shares of common stock in accordance with the purchase privileges of 7,006,280 previously issued warrants.  These warrants were exercised at their face value of $1.00 per share (see Note 10).  $7,006,280 of principal debt was retired concurrently with the exercise of these warrants and applied against the purchase of the $7,006,280 shares of common stock issued.

The Company issued, in lieu of cash, an aggregate of 500,000 shares of common stock, valued at $550,000 based on the closing market price on the date the board of directors authorized the issuance, in connection with the asset acquisition.  The common stock was issued in place of cash payments, and was valued based on the closing market prices on the date the Board of Directors authorized these issuances.

The Company issued, in lieu of cash, an aggregate of 150,000 shares of common stock for accrued expenses valued at $153,000.  The common stock was issued in place of cash payments, and was valued based on the closing market prices on the date the Board of Directors authorized these issuances.

The Company issued, in lieu of cash, an aggregate of 370,970 shares of common stock for consulting services valued at $490,001.  The common stock was issued in place of cash payments, and was valued based on the closing market prices on the date the Board of Directors authorized these issuances.

2008 transactions

On December 28, 2007 the Board of Directors approved the issuance of the 200,000 common shares to a German company valued at $20,000 in conjunction with the execution of a licensing and royalty agreement (see Note 8). The Board of Directors approved and issued 9,600,000 common shares valued at $960,000 to various individuals for assistance during the negotiations for this licensing agreement. The value of these 9,600,000 shares was charged to consulting expense. All shares were valued at the market price of $0.10 per share, the closing bid price on December 28, 2007. Subsequently, these licensing and royalty agreements were cancelled, effective September 28, 2008. All stock issued as part of these agreements were subsequently cancelled. Therefore, all costs recorded for these obligations have been reversed.

During fiscal year 2008 the Company issued, in lieu of cash, an aggregate of 10,156,334 shares of common stock as compensation for services provided by consultants, employees, and other professionals valued at $2,405,543. In addition, the Company issued 175,713 shares of common stock for settlement of debt valued at $247,860. The common stock was issued in place of cash payments, and was valued at prices ranging from $0.209 to $1.411 per share, based on the closing market prices on dates the Board of Directors authorized the issuances.

Note 7 – Preferred Stock

The Company has designated a new Series B Preferred Stock and authorized up to 40,000,000 million shares, to be issued. The Series B Preferred Stock has the following rights and privileges:  par value $0.001; rank equal to common stock with respect to dividend rights, rights on liquidation, dissolution and winding-up of the affairs of the Company; conversion rights beginning one year following the date of issuance, each share of Series B Preferred stock shall, upon approval of the Company and a majority of the holders of the Series B Preferred stock, be convertible into one fully paid and non-assessable share of Common stock, provided that the Company  shall not convert any shares of the Series B Preferred stock until it has set aside sufficient shares of its Common stock to permit conversion of all the shares of Series B Preferred stock; redemption rights at the option of the Company, the Company shall have the right to redeem that number of Series B Preferred stock equal to the closing trading price of one share of common stock of the Company on the date of the notice of Redemption, plus any declared but unpaid dividends; voting rights of holders of Series B Preferred stock shall have the right to one vote for each share of Common stock into which such Series B Preferred stock could then be converted.

During August 2009, the Company issued, in lieu of cash, an aggregate of 30,000,000 shares of Series B preferred stock to the Chief Executive Officer and a consultant valued at $16,800,000 or $0.56 per share.  The valuation was based on an analysis report performed by an independent expert who utilized a market approach to value the securities. The stock was issued in lieu of cash bonuses and performance payments.

Note 8 - Stock Options

Effective August 1, 2007 the Company implemented the “2007 Equity Incentive Program” (the “Plan”).  This Plan is for key Employees (including officers and employee directors) and can also include Consultants of the Company and its affiliates.  The plan permits the grant of stock options, restricted stock and other stock-based awards for up to 5,000,000 shares of common stock.  This Plan is intended to advance the best interests of the Company, its affiliates, and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its affiliates with additional incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in the employ of the Company or any of its Affiliates.  Stock option awards are generally granted with an exercise price equal to the fair value of the Company’s stock at the date of grant.

The Company issued 500,000 common stock options to its current President and CEO on December 28, 2007 (see Note 6). These options were subsequently executed on March 2, 2009 in accordance with the option agreement. The stock option exercise price was equal to $0.10 per share. The grant price was based on the Company’s common stock closing price on the day of the grant. The entire number of stock options vested immediately upon their granting date of December 28, 2007. The cost to exercise the entire number of options totaled $50,000 and was paid for by a deduction from the executive’s accrued salary in the amount of $50,000.

On June 29, 2009, the Company implemented its 2009 Consultant Stock Option SAR and Stock Bonus Plan (the “2009 Plan”).  The 2009 Plan is for independent consultants of the Company and its affiliates.  The 2009 Plan permits the grant of stock options, stock option SARs, and common stock bonuses for up to 10,000,000 shares of common stock.  Stock option awards are generally granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant.  There are currently no stock options, stock option SARs, or common stock bonuses that have been awarded pursuant to the 2009 Plan.

Note 9 – Consulting Agreements

Other Consulting Agreements

During December 2008, the Company commenced with the consulting portion of an agreement entered into in October 2008.  The agreement calls for a monthly advisory fee of $7,000 to a consultant (see Note 11)

The continuation of other agreements with independent financial and business advisors continued through the reporting period. These consultants provide strategic relationships with several business development resources, and such other business matters as deemed necessary by Company management.  The terms of these agreements range from six months to several years. Under the terms of several of these agreements the company shall from time to time, pay to the consultant such compensation as shall be mutually agreed to between the parties. Under the terms of others, these agreements specify consultants be paid a fixed obligation by the Company, either in cash, company stock or a combination of both, at the discretion of the Company.

Note 10 – Warrants

The following table summarizes certain information about the Company’s stock purchase warrants (including the warrants discussed in Notes 5 & 6).

	Number of	Weighted Avg.	Weighted Avg.
	Warrants	Exercise Price	Term in Years

Warrants outstanding, September 30, 2008	1,432,000	$1.00	1.8
Warrants granted	4,120,900	$1.00	2.2
Warrants exercised	(5,202,900)	$1.00	1.3
Warrants expired/cancelled	-	-	-
Warrants outstanding, September 30, 2009	350,000	$1.00	0.5

At September 30, 2009 the warrants had an intrinsic value of $88,500.  All warrants outstanding at September 30, 2009 are in-the-money and exercisable.

Note 11– Commitments and Contingencies

License and royalty agreement

In October 2008, the Company entered into an agreement with a Malaysian company that specializes in developing rubber compounds, processing techniques, and specialized equipment for processing scrap rubber and producing specialty compounds. License, research and development, equipment, minimum royalty and administrative expenses associated with this contract include payments and payables aggregating approximately $190,000 through September 30, 2009 and have been included in the accompanying consolidated statements of operations and comprehensive loss as operating expenses. In addition, the Company pays $7,000 per month as an advisory fee to a principal of the Malaysian company, and has advanced $205,558 as deposits on equipment to be delivered during fiscal year 2010.

Operating and Capital Leases

The Company entered into a building lease agreement on September 1, 2008 to lease 98,535 square feet of a commercial building in Magog, Quebec, Canada for the purpose of processing scrap rubber and tires. The term of this lease is five years, with annual rent equal to $2.07 per square foot (approximately $204,000, or $17,000 per month) for the first year, with annual base rent escalations of $.92 per square foot, resulting in annual rent in the fifth year of $5.75 per square foot (approximately $567,000, or $47,250 per month). The Company is also responsible for real estate taxes, utilities and other general maintenance of the premises.

On October 9, 2008 the Company entered into an equipment lease agreement for a forklift to transfer materials within its facility in Magog, Quebec, Canada. The lease calls for 60 equal payments of $535, which includes a financing fee of 7.25%, and a buyout provision of $1 at the lease completion. This lease is accounted for as a capitalized lease and recorded as obligations under capital leases in the accompanying consolidated balance sheet.

On December 9, 2008 the Company entered into an equipment lease agreement for a loader truck to transfer materials within and external to its facility in Magog, Quebec, Canada. The lease calls for 60 equal payments of $1,214, which includes a financing fee of 7.25%,  and a residual buyout provision of 25% (approximately $20,000) at the lease completion. This lease is accounted for as a capitalized lease and recorded as obligations under capital leases in the accompanying consolidated balance sheet.

Minimum future lease payments as of September 30, 2009 are payable as follows:

Year Ending	Building Rent	Forklift and Loader
-September 30, 2010	302,535	20,988
-September 30, 2011	393,296	20,988
-September 30, 2012	484,056	20,988
-September 30, 2013	519,983	20,988
-September 30, 2014	-	10,951

	$1,699,870	$94,903

Rent expense for the years ending September 30, 2009 and 2008 were $363,648 and $ 0, respectively.

Note 12 - Subsequent Events

On September 3, 2009 the Company engaged Rodman & Renshaw, LLC as an exclusive placement agent to procure equity based financing for the Company for up to $5,000,000.  Subsequently, on December 18, 2009 the Company disengaged Rodman & Renshaw, LLC and entered into a new agreement with Chardan Capital Markets, LLC for similar purposes.  On December 23, 2009 the Company completed an agreement with Cranshire Capital, LP and received $3,500,000 in working capital in exchange for a 1 year 9% convertible promissory note with attached warrants. The note and warrants have ratchet and anti-dilution rights that will be accounted for as derivative liabilities. The Notes will bear interest at an annual rate of 9% payable quarterly in, at the Company's option, cash or, subject to the satisfaction of certain customary conditions, registered shares of the Company $.001 par value common stock (the “Common Stock”), and the Notes will be convertible into shares of Common Stock at a conversion price of $1.21 at any time.  In connection with the issuance of the Notes, the Company issued Series A Warrants to purchase 2,169,422 shares of the Company's Common Stock, Series B Warrants to purchase 2,892,562 shares of the Company's Common Stock, and Series C Warrants to purchase 2,169,422 shares of the Company's Common Stock (the Series A, Series B and Series C Warrants are referred to herein as the “Warrants”).  The exercise price for the Warrants is $1.21 per share, and each class of Warrant is exercisable for five years from the date of issuance.  The Notes and each class of the Warrants contain full-ratchet and other customary anti-dilution protections. These provisions may give rise to the warrants and the conversion feature being accounted for as derivatives the Company is currently reviewing the accounting effect of the transactions.

The Company and its subsidiaries also entered into a Security Agreement to secure payment and performance of the Company's obligations under the Notes pursuant to which the Company and its subsidiaries granted the investors a security interest in all of their respective property.  Each subsidiary of the Company also executed a Guaranty Agreement pursuant to which each subsidiary guaranteed all of the Company's obligations under the Notes.  The Company also executed a Registration Rights Agreement pursuant to which the Company is required to file a registration statement within 45 days of the Closing Date, and the Company will use its reasonable best efforts to cause the registration statement to be declared effective within 90 days of the Closing Date and 120 days in the event the SEC reviews the registration statement.

On October 1, 2009, the Company formed a wholly-owned subsidiary, Magnum Engineering (“MEI”) for the express purpose of providing engineering related services to the Company and to interested third parties

During October 2009, the Company issued, in lieu of cash, an aggregate of 3,100,000 shares of common stock for consulting services valued at $3,513,000. The common stock was issued in place of cash payments, and was valued between $1.13 and $1.23 per share, based on the closing market prices on the date the board of directors authorized the issuances.

In addition, on October 15, 2009 the Company issued, in lieu of cash, 100,000 shares of common stock for professional services valued at $123,000. The common stock was issued in place of cash payments, and was valued at $1.23 per share, based on the closing market price on the date the board of directors authorized the issuance.

On October 20, 2009, the Company issued, in lieu of cash, 350,000 shares of common stock, valued at $350,000, in accordance with the purchase privileges of 350,000 previously issued warrants.  These warrants were exercised at their face value of $1.00 per share (see Note 10).  $350,000 of 12% principal debt was retired concurrently with the exercise of these warrants and applied against the purchase of the 350,000 shares of common stock issued. In addition, 77,332 shares of common stock, valued at $76,085.16 were issued to pay the accrued interest on these notes.

Also on October 20, 2009 the Company issued in lieu of cash, 930,088 shares of common stock valued at $1,051,000 to repay prior cash advances to the Company from stockholder(s). This fulfilled complete repayment of the outstanding advance balance as of the issue date

During November 2009, the Company issued, in lieu of cash, an aggregate of 1,475,000 shares of common stock for consulting services and bonuses valued at $1,772,500. The common stock was issued in lieu of cash payments, and was valued between $1.18 and $1.34 per share, based on the closing market prices on the date the Board of Directors authorized the issuances.

Also during November 2009, the Company issued, in lieu of cash, 200,000 shares of common stock, valued at $241,000 for satisfaction of certain accounts payable for previous services rendered by consultants of the Company for professional and contract services.

On November 20, 2009, the Company rescinded 500,000 shares of common stock issued to a previous employee and Director, valued at $75,000, in accordance with its revocability clauses in response to the early termination of his employment contract.  The remaining terms of the agreement are currently in effect with no additional liability for payments or penalties. The common stock issued was valued at $0.15 per share, based the closing market prices on the date the board of directors authorized the issuance.

During December 2009, the Company rescinded 400,000 shares of common stock previously issued in connection with the asset acquisition (see note 6) due to breach of the agreement entered into.

Additionally, the Company rescinded 2,000,000 shares of common stock previously issued for consulting services that were not yet fully consummated with the parties involved.

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through January 11, 2010, the date the financial statements were available to be issued.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered.  The selling stockholders will not pay any of the following expenses.  We have estimated all amounts except the SEC registration fee.

SEC Registration fee	$682
Legal fees and expenses	$8,000
Accounting fees and expenses	$7,500
Other	$0
Total Expenses	$16,182.00

Item 14.  Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada.  Section 78.7502  of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

8% Convertible Note Payable

On January 12, 2007, the Company issued a $50,000 convertible promissory note to an individual with interest payable semi-annually at the rate of 8%. This note matured on January 31, 2008.  The Company received an extension from the note holder on May 19, 2008, to extend the maturity of this note until November 19, 2008, with the same terms as the original note. The Company received a further extension from the note holder on February 5, 2009, to extend the maturity of this note until April 19, 2009, with the same terms as the original note. On February 20, 2009, the Company received a request to convert the note to common stock in accordance with the provisions outlined in the issued promissory note, which determined the conversion price to be $0.2525. Based on this conversion rate, 198,050 shares of common stock were issued. Accrued interest payable on this note as of the conversion date totaled $8,559, and was also converted to stock.  Based on a conversion rate of $0.505, 16,950 shares of common stock were issued.

On January 29, 2007, the Company signed a $100,000 convertible promissory note with a company named “A Perfect Time For A Change, Inc.” with interest payable semi-annually at the rate of 8% per annum. This note matures on January 31, 2008. Upon the election of the holder, the principal amount of the Note, or any portion thereof that is an integral multiple of $10,000, can be converted into fully paid and non-assessable whole shares of common stock at a conversion price per share that is equal to the average closing bid price of the common stock during the five consecutive trading days immediately preceding the date the holder completes the conversion requirements, discounted by 50%. This note is subject to redemption at the option of the Company, in whole or in part, in any integral multiple of $10,000, upon notice. If redeemed prior to due date, the outstanding principal balance and any accrued interest are subject to early redemption penalties.

On February 17, 2007, the Company signed a $100,000 convertible promissory note with a company named “A Perfect Time For A Change, Inc.” with interest payable semi-annually at the rate of 8% per annum. This note matures on January 31, 2008. Upon the election of the holder, the principal amount of the Note, or any portion thereof that is an integral multiple of $10,000, can be converted into fully paid and non-assessable whole shares of common stock at a conversion price per share that is equal to the average closing bid price of the common stock during the five consecutive trading days immediately preceding the date the holder completes the conversion requirements, discounted by 50%. This note is subject to redemption at the option of the Company, in whole or in part, in any integral multiple of $10,000, upon notice. If redeemed prior to due date, the outstanding principal balance and any accrued interest are subject to early redemption penalties.

12% Notes Payable

During 2008, the Company issued an aggregate of $1,382,000 of 12% promissory notes with warrants to unrelated individuals, interest at the rate of 12% per annum, due October thru November 2009.

During 2009, the Company issued $300,000 of 12% promissory notes with warrants to unrelated individuals. These notes mature October thru December 2010.

During 2009, $43,450 of 12% promissory notes were issued with unrelated individuals. These notes mature April through May 2011.

All of the 12% Notes issued to date are general unsecured obligations of the Company. They have a total accrued interest of $133,464 payable as of September 30, 2009.

9.75% Notes Payable

During 2009, the Company issued, in lieu of cash, an aggregate of $3,100,000 of promissory notes to unrelated individuals all with interest payable at the rate of 9.75% per annum.  During 2009, these notes were all converted to common stock at the option of the note holders.

6.00%  Note Payable

During 2009, the Company issued a 5 year $550,000 promissory note to an unrelated individual with interest payable at the rate of 6.00% per annum.  This note was issued as part of a $650,000 purchase of equity from owners of the parent entity which owned the landfill that Magnum acquired through bankruptcy proceedings.

During 2009, the Company issued a promissory note for $1,000,000 to an unrelated financial institution in connection with the acquisition of liens related to an asset acquisition. Interest payable at the rate of 6% with scheduled monthly payments of interest and principal totaling $100,000. This note is a secured obligation of the Company, as evidenced by a Pledge Agreement that provide as collateral for the repayment of this note, a deed of trust for all real property associated with the asset acquisition (see Note 2). Any unpaid balance of principal or interest will be due in full in May 2010.

9.00% Convertible Secured Note Payable

On December 23, 2009 the Company completed an agreement with Cranshire Capital, LP and received $3,500,000 in working capital in exchange for a 1 year 9% convertible promissory note with attached warrants. The note and warrants have ratchet and anti-dilution rights that will be accounted for as derivative liabilities. The Notes will bear interest at an annual rate of 9% payable quarterly in, at the Company's option, cash or, subject to the satisfaction of certain customary conditions, registered shares of the Company $.001 par value common stock (the “Common Stock”), and the Notes will be convertible into shares of Common Stock at a conversion price of $1.21 at any time.  In connection with the issuance of the Notes, the Company issued Series A Warrants to purchase 2,169,422 shares of the Company's Common Stock, Series B Warrants to purchase 2,892,562 shares of the Company's Common Stock, and Series C Warrants to purchase 2,169,422 shares of the Company's Common Stock (the Series A, Series B and Series C Warrants are referred to herein as the “Warrants”).  The exercise price for the Warrants is $1.21 per share, and each class of Warrant is exercisable for five years from the date of issuance.  The Notes and each class of the Warrants contain full-ratchet and other customary anti-dilution protections. These provisions may give rise to the warrants and the conversion feature being accounted for as derivatives the Company is currently reviewing the accounting effect of the transactions.

9.75% Notes Payable

During 2009, the Company issued, in lieu of cash, an aggregate of $4,300,000 of promissory notes to unrelated individuals all with interest payable at the rate of 9.75% per annum.  During 2009, these notes were all converted to common stock at the option of the note holders.

4% Notes Payable

During 2009, the Company issued promissory notes aggregating $2,408,103 to unrelated financial institutions in connection with the acquisition of liens related to an asset acquisition. Interest payable at the rate of 4% with scheduled monthly payments of interest and principal totaling $104,642. These notes are secured obligations of the Company, as evidenced by Pledge Agreements that provide as collateral for the repayment of these notes, deeds of trust for all real property associated with the asset acquisition (see Note 2). Any unpaid balance of principal or interest will be due in full in June 2011.

The Company has also made the following issuances of Common Stock and Preferred Stock during the previous three years:

Common Stock and Preferred Stock Issuances:

Date	Title	Person or Class	Amount	Consideration
December 2007	Common Stock	Consultants	14,000,000 (3)	Consulting Services
December 2007	Common Stock	Joseph J. Glusic	200,000	Employment Agreement
February 2008	Common Stock	Consultants	1,006,324	Consulting Services
February 2008	Common Stock	Stephen A. Zrenda	50,000	Legal Services
March 2008	Common Stock	Consultant	20,000	Consulting Services
April 2008	Common Stock	Consultant	21,000	Consulting Services
May 2008	Common Stock	Consultants	840,511 (4)	Consulting Services
May 2008	Common Stock	Stephen A. Zrenda	100,000	Legal Services
May 2008	Common Stock	Joseph J. Glusic	266,212	Employment Agreement
July 2008	Common Stock	Consultants	935,000	Consulting Services
August 2008	Common Stock	Consultant	30,000	Consulting Services
September 2008	Common Stock	Consultants	1,018,000 (5)	Consulting Services
October 2008	Common Stock	Consultant	42,500	Consulting Services
October 2008	Common Stock	Stephen A. Zrenda	10,000	Legal Services
November 2008	Common Stock	Consultants	1,500,000	Consulting Services
November 2008	Common Stock	Joseph J. Glusic	500,000 (1)	Bonus
November 2008	Common Stock	Chad A. Curtis	5,000,000 (1)	Bonus

November 2008	Common Stock	Michel Boux	250,000 (1)	Bonus
November 2008	Common Stock	Stephen A. Zrenda	10,000	Legal Services
November 2008	Common Stock	Joseph J. Glusic	2,500,000	Bonus
November 2008	Common Stock	Chad A. Curtis	25,000,000	Bonus
November 2008	Common Stock	Michel Boux	1,000,000 (9)	Bonus
December 2008	Common Stock	Stephen A. Zrenda	10,000	Legal Services
January 2009	Common Stock	Stephen A. Zrenda	10,000	Legal Services
January 2009	Common Stock	Consultant	335,000 (6)	Consulting Services
February 2009	Common Stock	Stephen A. Zrenda	10,000	Legal Services
February 2009	Common Stock	Ed Rucinski	215,000	Conversion of $50,000 note
March 2009	Common Stock	Joseph J. Glusic	500,000	Exercise of Options
March 2009	Common Stock	Stephen A. Zrenda	10,000	Legal Services
April 2009	Common Stock	Consultant	2,000,000	Consulting Services
April 2009	Common Stock	Stephen A. Zrenda	10,000	Legal Services
April 2009	Common Stock	Archie C. Blackburn	927,000	Warrant exercise
May 2009	Common Stock	Stephen A. Zrenda	10,000	Legal Services
May 2009	Common Stock	Consultants	4,000,000	Consulting Services
June 2009	Common Stock	Consultant	10,000	Consulting Services
June 2009	Common Stock	Stephen A. Zrenda	10,000	Legal Services
June 2009	Common Stock	Dwain Immel	400,000 (8)	Lien Release
June 2009	Common Stock	Dwain Immel	100,000	Lien Release
June 2009	Common Stock	David D. Scuccia	50,000	Warrant exercise
June 2009	Common Stock	Spartan Equity Consultant	275,000	Warrant exercise
June 2009	Common Stock	Kyle Roberts	130,000	Warrant exercise
June 2009	Common Stock	Shannon Allen	168,600	Warrant exercise
June 2009	Common Stock	Consultants	6,000,000 (7)	Consulting Services
July 2009	Common Stock	Consultant	2,000,000	Consulting Services
August 2009	Common Stock	Stephen A. Zrenda	10,000	Legal Services
August 2009	Series B Preferred	Chad A. Curtis	25,000,000	Bonus
August 2009	Series B Preferred	Joseph J. Glusic	5,000,000	Bonus
September 2009	Common Stock	Consultants	975,000	Consulting Services
September 2009	Common Stock	Catalano, Caboor & Company	100,000	Accounting Services
September 2009	Common Stock	Donald Brinkmann	50,000	Professional Services
September 2009	Common Stock	Patton Boggs LLP	350,000 (2)	Legal Services
September 2009	Common Stock	Stephen A. Zrenda	20,000	Legal Services
September 2009	Common Stock	Patton Boggs LLP	500,000	Legal Services
September 2009	Common Stock	Jason D. Oliviera	350,000	Warrant exercise
September 2009	Common Stock	Jason D. Oliviera	5,011	Payment of interest
September 2009	Common Stock	Equity Alliance Capital	850,000	Warrant exercise
September 2009	Common Stock	Equity Alliance Capital	9,155	Payment of interest

September 2009	Common Stock	USA Master Web Advisors	1,200,000	Warrant exercise
September 2009	Common Stock	USA Master Web Advisors	28,953	Payment of interest
September 2009	Common Stock	Green Spirits Managerial Consultants	1,900,000	Warrant exercise
September 2009	Common Stock	Green Spirits Managerial Consultants	37,246	Payment of interest
September 2009	Common Stock	Kyle Roberts	8,289	Payment of interest
September 2009	Common Stock	David Dellasciucca	552,300	Warrant exercise
September 2009	Common Stock	David Dellasciucca	16,705	Payment of interest
September 2009	Common Stock	Shannon Allen	258,193	Conversion of note & payment of interest
September 2009	Common Stock	Joseph J. Glusic	250,000	Accrued compensation
September 2009	Common Stock	Chad A. Curtis	233,573	Accrued compensation and repayment of loan
September 2009	Common Stock	Spartan Equity Consultant	24,735	Shareholder note & interest
October 2009	Common Stock	Catalano, Caboor & Company	100,000	Professional fees
October 2009	Common Stock	Consultants	3,100,000 (10)	Consulting Services
October 2009	Common Stock	USA Master Web Advisors	753,097	Shareholder advances
October 2009	Common Stock	Maritza Mesa	250,000	Warrant exercise
October 2009	Common Stock	Maritza Mesa	39,005	Payment of interest
October 2009	Common Stock	Green Spirits Managerial Consultants	176,991	Payment of loan
October 2009	Common Stock	Archie Blackburn	70,497	Payment of interest
October 2009	Common Stock	Henry Carlson	50,000	Warrant exercise
October 2009	Common Stock	Henry Carlson	7,830	Payment of interest
November 2009	Common Stock	Consultants	1,650,000 (11)	Consulting Services
November 2009	Common Stock	Marc Boulerice	25,000	Bonus
December 2009	Common Stock	Bryan Brammer	500,000	Bonus

(1) Subsequently cancelled on 11/13/08.
(2) Subsequently cancelled on 9/29/09.
(3) Subsequently cancelled 4,400,000 shares on 2/5/08 and 3,600,000 shares on 9/30/08.
(4) Subsequently cancelled 150,000 shares on 5/9/08.
(5) Subsequently cancelled 5,000 shares on 10/3/08 and 18,000 on 11/24/08.
(6) Subsequently cancelled 335,000 shares on 6/29/09.
(7) Subsequently cancelled 1,100,000 shares on 7/28/09.
(8) Subsequently cancelled 400,000 shares on 12/18/09.
(9) Subsequently cancelled 500,000 shares on 11/20/09.
(10) Subsequently cancelled 1,000,000 shares on 12/22/09.
(11) Subsequently cancelled 1,000,000 shares on 12/22/09.

Advances from Stockholders

The Company was advanced a total of $1,051,000 from current stockholders during 2009. The advances were made as interest free loans to be paid back shortly after the closing of the Hudson asset purchase. These loans are general unsecured obligations by the Company.  On October 20, 2009, the Company issued in lieu of cash, 930,088 shares of common stock valued at $1,051,000 to repay the cash advances to the Company. This fulfilled complete repayment of the outstanding advance balances.

The issuances set forth in this Item 15 were granted based on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D and applicable state laws.  These issuances qualified for this exemption from registration because (i) the Company did not engage in any general solicitation or advertising to market the securities; (ii) the securities were issued to a person with knowledge and experience in financial and business matters so that he/she is capable of evaluating the merits and risks of an investment in the Company; (iii) the persons who acquired these shares acquired them for their own accounts; and (iv) the certificates representing these shares will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 16.  Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation, as amended. *

3.2	Certificate of Designation of the Company filed October 21, 2005 with the State of Nevada.*

3.3	Certificate of Designation of the Company filed January 5, 2010 with the State of Nevada.*

3.10	ByLaws (1)

4.1	Securities Purchase Agreement dated December 21, 2009. (2)

4.2	Form of Senior Secured Convertible Note (2)

4.3	Form of Security Agreement (2)

4.4	Form of Registration Rights Agreement (2)

4.5	Form of Guaranty Agreement (2)

4.6	Form of Series A Warrant (2)

4.7	Form of Series B Warrant (2)

4.8	Form of Series C Warrant (2)

4.7	Promissory Note issued March 16, 2009 to Simco Group (3)

5.1	Opinion of Patton Boggs LLP*

10.1	Consulting Agreement between Magnum and Chad A. Curtis dated January 1, 2008. (4)

10.2	Employment Agreement between Magnum and Joseph Glusic dated January 1, 2008. (4)

10.3	2007 Consultant Stock Option, SAR and Stock Bonus Plan (5)

10.4	2009 Consultant Stock Option, SAR and Stock Bonus Plan (6)

10.7	Service Agreement between Magnum and National Sale and Supply (NSS, LLC) dated January 28, 2008 (7)

Exhibit No.	Description
10.8	Service Agreement between Magnum and National Sale and Supply (NSS, LLC) dated February 4, 2008 (8)

10.9	Service Agreement between Magnum and National Sale and Supply (NSS, LLC) dated June 2, 2008. (9)

10.10	Consulting Agreement between Magnum and Michel Boux dated March 1, 2008. (10)

10.11	Agreement between Magnum and Gopinath B. Sekhar, Regal Carriage Sdn Bhd, Sekhar Research Innovations Sdn Bhd dated October 10, 2008. (11)

10.12	Lease Agreement of Magog recycling plant in Ontario, Canada (12)

10.13	Agreement to purchase equipment for Magog recycling plant (12)

16	Accountant's letter from Weinberg & Company, P.A. dated January 25, 2010 regarding its termination as the registered pubic accounting firm of Magnum D’Or Resources, Inc. (13)

21	List of Subsidiaries*

23.1	Consent of Weinberg & Company, P.A.*

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

*Filed herein.
(1) Previously filed with the registration statement on Form S-1 filed with the Securities and Exchange Commission on December 31, 1999.
(2) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2009.
(3) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2009.
(4) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2008.
(5) Previously filed with the registration statement on Form S-8 filed with the Securities and Exchange Commission on December 28, 2007.
(6) Previously filed with the registration statement on Form S-8 filed with the Securities and Exchange Commission on June 29, 2009.
(7) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 23, 2008.
(8) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2008.
(9) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2008.
(10) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 2008.
(11) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2008.
(12) Previously filed with the Quarterly Report on Form 10QSB filed with the Securities and Exchange Commission on August 19, 2008.
(13) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2010.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the “Plan of Distribution” not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on February 5, 2010.

MAGNUM D’OR RESOURCES, INC.

By:	/s/ Joseph Glusic
Joseph Glusic
President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Director, Secretary, and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on February 5, 2010.

Signature	Title

/s/ Joseph Glusic Joseph Glusic	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Director, Secretary, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation, as amended. *

3.2	Certificate of Designation of the Company filed October 21, 2005 with the State of Nevada.*

3.3	Certificate of Designation of the Company filed January 5, 2010 with the State of Nevada.*

3.10	ByLaws (1)

4.1	Securities Purchase Agreement dated December 21, 2009. (2)

4.2	Form of Senior Secured Convertible Note (2)

4.3	Form of Security Agreement (2)

4.4	Form of Registration Rights Agreement (2)

4.5	Form of Guaranty Agreement (2)

4.6	Form of Series A Warrant (2)

4.7	Form of Series B Warrant (2)

4.8	Form of Series C Warrant (2)

4.7	Promissory Note issued March 16, 2009 to Simco Group (3)

5.1	Opinion of Patton Boggs LLP*

10.1	Consulting Agreement between Magnum and Chad A. Curtis dated January 1, 2008. (4)

10.2	Employment Agreement between Magnum and Joseph Glusic dated January 1, 2008. (4)

10.3	2007 Consultant Stock Option, SAR and Stock Bonus Plan (5)

10.4	2009 Consultant Stock Option, SAR and Stock Bonus Plan (6)

10.7	Service Agreement between Magnum and National Sale and Supply (NSS, LLC) dated January 28, 2008 (7)

10.8	Service Agreement between Magnum and National Sale and Supply (NSS, LLC) dated February 4, 2008 (8)

10.9	Service Agreement between Magnum and National Sale and Supply (NSS, LLC) dated June 2, 2008. (9)

10.10	Consulting Agreement between Magnum and Michel Boux dated March 1, 2008. (10)

10.11	Agreement between Magnum and Gopinath B. Sekhar, Regal Carriage Sdn Bhd, Sekhar Research Innovations Sdn Bhd dated October 10, 2008. (11)

Exhibit No.	Description
10.12	Lease Agreement of Magog recycling plant in Ontario, Canada (12)

10.13	Agreement to purchase equipment for Magog recycling plant (12)

16	Accountant's letter from Weinberg & Company, P.A. dated January 25, 2010 regarding its termination as the registered pubic accounting firm of Magnum D’Or Resources, Inc. (13)

21	List of Subsidiaries*

23.1	Consent of Weinberg & Company, P.A.*

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

*Filed herein.
(1) Previously filed with the registration statement on Form S-1 filed with the Securities and Exchange Commission on December 31, 1999.
(2) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2009.
(3) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2009.
(4) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2008.
(5) Previously filed with the registration statement on Form S-8 filed with the Securities and Exchange Commission on December 28, 2007.
(6) Previously filed with the registration statement on Form S-8 filed with the Securities and Exchange Commission on June 29, 2009.
(7) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 23, 2008.
(8) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2008.
(9) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2008.
(10) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 2008.
(11) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2008.
(12) Previously filed with the Quarterly Report on Form 10QSB filed with the Securities and Exchange Commission on August 19, 2008.
(13) Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2010.